Exhibit 99.6

NEXTERA ENERGY PARTNERS, LP
RISK FACTORS

Limited partnership interests are inherently different from shares of capital stock of a corporation, although many of the business risks to which NEP is subject are similar to those that would be faced by a corporation engaged in similar businesses and NEP has elected to be treated as a corporation for U.S. federal income tax purposes. If any of the following risks were to occur, NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders could be materially and adversely affected. In that case, it may not be able to pay distributions to its unitholders, the trading price of its common units could decline and investors could lose all or part of their investment in NEP.

Operational Risks

NEP has a limited operating history and its projects include renewable energy projects that have a limited operating history. Such projects may not perform as expected.

NEP's portfolio includes renewable energy projects, many of which have had a limited operating history. In addition, NEP expects that many of the renewable energy projects that it may acquire, including, but not limited to, NEER ROFO projects, will not have commenced operations, will have recently commenced operations or otherwise will have a limited operating history. As a result, the assumptions and estimates regarding the performance of these projects are and will be made without the benefit of a meaningful operating history. The ability of NEP's projects that have a limited operating history to perform as expected will also be subject to risks inherent in newly constructed energy projects, including, but not limited to, equipment performance below NEP's expectations, unexpected component failures and product defects, and generation and transmission system failures and outages. The failure of some or all of the projects to perform as expected could have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders.

NEP's ability to make cash distributions to its unitholders is affected by wind and solar conditions at its renewable energy projects.

The amount of energy that a wind project can produce depends on wind speeds, air density, weather and equipment, among other factors. If wind speeds are too low, NEP's wind projects may not perform as expected or may not be able to generate energy at all and, if wind speeds are too high, the wind projects may have to shut down to avoid damage. As a result, the output from NEP's wind projects can vary greatly as local wind speeds and other conditions vary. Similarly, the amount of energy that a solar project is able to produce depends on several factors, including, but not limited to, the amount of solar energy that reaches its solar panels. Wind turbine or solar panel placement, interference from nearby wind projects or other structures and the effects of vegetation, snow, ice, land use and terrain also affect the amount of energy that NEP's wind and solar projects generate. If wind, solar, meteorological, topographical or other conditions at NEP's wind or solar projects are less conducive to energy production, NEP's projects may not produce the amount of energy NEP expects. The failure of some or all of NEP's projects to perform according to NEP's expectations could have a material adverse effect on its business, financial condition, results of operations and ability to make cash distributions to its unitholders.

NEP's business, financial condition, results of operations and prospects can be materially adversely affected by weather conditions, including, but not limited to, the impact of severe weather.

Weather conditions directly influence the demand for electricity, natural gas and other fuels and affect the price of energy and energy-related commodities. In addition, severe weather and natural disasters, such as hurricanes, tornadoes, floods, icing events and earthquakes, can be destructive and cause power outages and property damage, reduce revenue, affect the availability of water, and require NEP to incur additional costs. Furthermore, NEP's physical plants could be placed at greater risk of damage should changes in the global climate produce unusual variations in temperature and weather patterns, resulting in more intense, frequent and extreme weather events and abnormal levels of precipitation. A disruption or failure of electric generation, transmission or distribution systems or natural gas production, transmission, storage or distribution systems in the event of a hurricane, tornado or other severe weather event, or otherwise, could prevent NEP from operating its business in the normal course and could result in any of the adverse consequences described above. Any of the foregoing could have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders.

Severe weather, natural disasters, meteorological conditions or seismic activity could damage or require NEP to shut down its turbines, solar panels, pipelines or other equipment or facilities (including, but not limited to, generation transmission tie lines). Such damage or a shutdown could impede NEP's ability to operate its projects, or decrease its energy production levels, pipeline transportation capability and revenues. To the extent these conditions equate to a force majeure event under NEP's PPAs, the renewable energy contract counterparty may terminate such PPAs if such a force majeure event continues for a period ranging from 12 months to 36 months, as specified in the applicable PPA. These conditions could also damage or reduce the useful life of interconnection and transmission facilities of a project or of third parties relied upon by NEP's projects and increase maintenance costs. Replacement and spare parts for solar panels, wind turbines and key pieces of equipment may be difficult or costly to acquire or may be unavailable. In certain instances, NEP's renewable energy projects would be unable to sell energy until a replacement part is installed. If NEP experiences a prolonged interruption at one of its renewable energy projects or pipelines, energy production or gas transportation capability would decrease. Production of less energy than expected, or the ability to transport natural gas at less than expected levels due to these or other conditions, could reduce NEP's revenues, which could have a material adverse effect on its business, financial condition, results of operations and ability to make cash distributions to its unitholders.

Changes in weather can also affect the level of wind and solar resource, and thus the production of electricity, at NEP's power generating facilities. Because the levels of wind and solar resources are variable and difficult to predict, NEP’s results of operations for individual wind and solar facilities specifically, and NEP's results of operations generally, may vary significantly from period to period, depending on the level of available resources. To the extent that resources are not available at planned levels, the financial results from these facilities may be less than expected.

Operation and maintenance of renewable energy projects involve significant risks that could result in unplanned power outages, reduced output, personal injury or loss of life.

There are risks associated with the operation of NEP's renewable energy projects. These risks include:

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breakdown or failure of, or damage to, turbines, blades, blade attachments, solar panels, mirrors and other equipment, which could reduce a project’s energy output or result in personal injury or loss of life;

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catastrophic events, such as fires, earthquakes, severe weather, tornadoes, ice or hail storms, other meteorological conditions, landslides and other similar events beyond NEP's control, which could severely damage or destroy all or a part of a project, reduce its energy output or result in personal injury or loss of life;

•
technical performance below expected levels, including, but not limited to, the failure of wind turbines, solar panels, mirrors and other equipment to produce energy as expected due to incorrect measures of expected performance provided by equipment suppliers;

•	increases in the cost of operating the projects, including, but not limited to, costs relating to labor, equipment, insurance and real estate taxes;

•	operator or contractor error or failure to perform;

•	serial design or manufacturing defects, which may not be covered by warranty;

•	extended events, including, but not limited to, force majeure, under certain PPAs that may give rise to a termination right of the customer under such a PPA (renewable energy counterparty);

•	failure to comply with permits and the inability to renew or replace permits that have expired or terminated;

•	the inability to operate within limitations that may be imposed by current or future governmental permits;

•	replacements for failed equipment, which may need to meet new interconnection standards or require system impact studies and compliance that may be difficult or expensive to achieve;

•	land use, environmental or other regulatory requirements;

•	disputes with the BLM, other owners of land on which NEP's projects are located or adjacent landowners;

•
changes in law, including, but not limited to, changes in governmental permit requirements, corporate income tax laws, regulations and policies and international trade laws, regulations, agreements, treaties and policies of the U.S. or other countries;

•	government or utility exercise of eminent domain power or similar events; and

•	existence of liens, encumbrances and other imperfections in title affecting real estate interests.

These and other factors could require NEP to shut down its wind or solar projects. These factors could also degrade equipment, reduce the useful life of interconnection and transmission facilities and materially increase maintenance and other costs. Unanticipated capital expenditures associated with maintaining or repairing NEP's projects may reduce profitability.

In addition, replacement and spare parts for solar panels, wind turbines and other key equipment may be difficult or costly to acquire or may be unavailable. Each solar and wind project may require a specific design for certain critical equipment and, if it does not have acceptable spare equipment available, the project would need to order replacements with potentially lengthy order lead times.

Such events or actions could significantly decrease or eliminate the revenues of a project, significantly increase its operating costs, cause a default under NEP's financing agreements or give rise to damages or penalties to a renewable energy contract counterparty, another contractual counterparty, a governmental authority or other third parties or cause defaults under related contracts or permits. Any of these events could have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders.

Natural gas gathering and transmission activities involve numerous risks that may result in accidents or otherwise affect the Texas pipelines’ operations.

There are a variety of hazards and operating risks inherent in natural gas gathering and transmission activities, such as leaks, explosions, mechanical problems, activities of third parties, including, but not limited to, the possibility of terrorist acts, and damage to pipelines, facilities and equipment caused by hurricanes, tornadoes, floods, fires and other natural disasters, that could cause substantial financial losses. In addition, portions of NEP’s transmission system and its gathering system have been in service for several decades, which could result in increased maintenance and repair activities. These risks could result in significant injury, loss of life, significant damage to property, environmental pollution, impairment of operations, increased maintenance or repair expenditures and significant loss of revenue, any of which could result in substantial losses. For pipeline assets located near populated areas, including, but not limited to, residential areas, commercial business centers, industrial sites and other public gathering areas, the level of damage resulting from these risks could be greater. Therefore, should any of these risks materialize, it could have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders.

NEP depends on the Texas pipelines and certain of the renewable energy projects in its portfolio for a substantial portion of its anticipated cash flows.

NEP depends on the Texas pipelines and certain of the renewable energy projects in its portfolio for a substantial portion of its anticipated cash flows. Consequently, the impairment or loss of any one or more of those projects or pipelines could materially and, depending on the relative size of the affected projects or pipelines, disproportionately reduce NEP’s cash flows and, as a result, have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders.

NEP is pursuing the expansion of natural gas pipelines in its portfolio that will require up-front capital expenditures and expose NEP to project development risks.

NEP is pursuing the expansion of natural gas pipelines in its portfolio. The development of pipeline expansion projects involves numerous regulatory, environmental, construction, safety, political and legal uncertainties and may require the expenditure of significant amounts of capital. These projects may not be completed on schedule, at the budgeted cost or at all. There may be cost overruns and construction difficulties. In addition, NEP may agree to pay liquidated damages to committed shippers if an expansion project does not achieve commercial operations before a specified date that the parties may agree to in advance. Any cost overruns NEP experiences or liquidated damages NEP pays could have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders. In addition, NEP may choose to finance all or a portion of the development costs of any expansion project through the sale of additional common units, which could result in dilution to NEP’s unitholders. Moreover, NEP's revenues may not increase immediately upon the expenditure of funds on a significant expansion project, or at all. If NEP undertakes an expansion of one of the pipelines in the portfolio, the construction may occur over an extended period of time and NEP will not receive material increases in revenues until the project is placed in service. Accordingly, if NEP pursues expansion projects, NEP's efforts may not result in additional long-term contracted revenue streams that increase the amount of cash available to execute NEP's business plan and make cash distributions to its unitholders.

NEP's ability to maximize the productivity of the Texas pipeline business and to complete potential pipeline expansion projects is dependent on the continued availability of natural gas production in the Texas pipelines’ areas of operation.

The natural gas pipelines in NEP's portfolio have more capacity available than is under long-term firm transport contracts. Low prices for natural gas could adversely affect development of additional natural gas reserves and production that is accessible by the Texas pipelines’ assets. Production from existing wells and natural gas supply basins with access to the Texas pipelines’ transmission systems will naturally decline over time. The amount of natural gas reserves underlying these wells may also be less than anticipated, and the rate at which production from these reserves declines may be greater than anticipated. Additionally, the competition for natural gas supplies to serve other markets could reduce the amount of natural gas supply for its customers or low natural gas prices could cause producers to determine in the future that drilling activities in areas outside of the current areas of operation of the Texas pipelines are strategically more attractive to them. A reduction in the natural gas volumes supplied by producers could make it more challenging to increase the amount of the Texas pipelines’ capacity that is under long-term firm transport contracts or that shippers otherwise pay to use or have access to the pipeline capacity, and it may decrease the likelihood that NEP will continue to pursue some or all of the potential pipeline expansion projects NEP is pursuing. Any of these events could have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders.

Terrorist or similar attacks could impact NEP's projects, pipelines or surrounding areas and adversely affect its business.

Terrorists have attacked energy assets such as substations and related infrastructure in the past and may attack them in the future. Any attacks on NEP’s projects, pipelines or the facilities of third parties on which its projects or pipelines rely could severely damage such projects or pipelines, disrupt business operations, result in loss of service to customers and require significant time and expense to repair. Projects and pipelines in NEP's portfolio, as well as projects or pipelines it may acquire and the transmission and other facilities of third parties on which NEP's projects rely, may also be targets of terrorist acts and affected by responses to terrorist acts, each of which could fully or partially disrupt the ability of NEP's projects or pipelines to operate.

Cyber-attacks, including, but not limited to, those targeting information systems or electronic control systems used to operate NEP's energy projects (including, but not limited to, generation transmission tie lines) and the transmission and other facilities of third parties on which NEP's projects rely, could severely disrupt business operations and result in loss of service to customers and significant expense to repair security breaches or system damage. As cyber incidents continue to evolve, NEP may be required to expend additional resources to continue to modify or enhance NEP's protective measures or to investigate and remediate any vulnerability to cyber incidents.

To the extent terrorist attacks or other similar acts equate to a force majeure event under NEP's PPAs, the renewable energy counterparty may terminate such PPAs if such a force majeure event continues for a period ranging from 12 months to 36 months, as specified in the applicable agreement. As a result, a terrorist act or similar attack could significantly decrease revenues or result in significant reconstruction or remediation costs, any of which could have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders.

The ability of NEP to obtain insurance and the terms of any available insurance coverage could be materially adversely affected by international, national, state or local events and company-specific events, as well as the financial condition of insurers. NEP's insurance coverage does not insure against all potential risks and it may become subject to higher insurance premiums.

NEP is exposed to numerous risks inherent in the operation of wind and solar projects and natural gas pipelines, including, but not limited to, equipment failure, manufacturing defects, natural disasters, terrorist attacks, sabotage, vandalism and environmental risks. The occurrence of any one of these events may result in NEP being named as a defendant in lawsuits asserting claims for substantial damages, including, but not limited to, environmental cleanup costs, personal injury, property damage, fines and penalties. Further, with respect to any future acquisitions of any projects that are under construction, NEP is, or will be, exposed to risks inherent in the construction of these projects.

NEP shares insurance coverage with NEE and its affiliates, for which NEP reimburses NEE. NEE currently maintains liability insurance coverage for itself and its affiliates, including NEP, which covers legal and contractual liabilities arising out of bodily injury, personal injury or property damage, including, but not limited to, resulting loss of use, to third parties. NEE also maintains coverage for itself and its affiliates, including NEP, for physical damage to assets and resulting business interruption, including, but not limited to, damage caused by terrorist acts. However, such policies do not cover all potential losses and coverage is not always available in the insurance market on commercially reasonable terms. To the extent NEE or any of its affiliates experience covered losses under the insurance policies, the limit of NEP's coverage for potential losses may be decreased.

NEE may also reduce or eliminate such coverage at any time. NEP may not be able to maintain or obtain insurance of the type and amount NEP desires at reasonable rates and NEP may elect to self-insure some of its wind and solar projects and natural gas pipelines. The insurance coverage NEP does obtain may contain large deductibles or fail to cover certain risks or all potential losses. In addition, insurance coverage may not continue to be available or may not be available at rates or on terms similar to those presently available to NEE. NEE’s insurance policies are subject to annual review by its insurers and may not be renewed on similar or favorable terms, including, but not limited to, coverage, deductibles or premiums, or at all. The ability of NEE to obtain insurance and the terms of any available insurance coverage could be materially adversely affected by international, national, state or local events and company-specific events, as well as the financial condition of insurers. If insurance coverage is not available or obtainable on acceptable terms, NEP may be required to pay costs associated with adverse future events. A loss for which NEP is not fully insured could have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders.

Warranties provided by the suppliers of equipment for NEP's projects may be limited by the ability of a supplier to satisfy its warranty obligations, or by the terms of the warranty, so the warranties may be insufficient to compensate NEP for its losses.

NEP expects to benefit from various warranties, including, but not limited to, product quality and performance warranties, provided by suppliers in connection with the purchase of equipment necessary to operate its projects. NEP's suppliers may fail to fulfill their warranty obligations. Even if a supplier fulfills its obligations, the warranty may not be sufficient to compensate NEP for all of its losses. In addition, these warranties generally expire within two to five years after the date each equipment item is delivered or commissioned and are subject to liability limits. If installation is delayed, NEP may lose all or a portion of the benefit of a warranty. If NEP seeks warranty protection and a supplier is unable or unwilling to perform its warranty obligations, whether as a result of its financial condition or otherwise, or if the term of the warranty has expired or a liability limit has been reached, there may be a reduction or loss of warranty protection for the affected equipment, which could have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders.

Supplier concentration at certain of NEP's projects may expose it to significant credit or performance risks.

NEP often relies on a single supplier or a small number of suppliers to provide equipment, technology and other services required to operate its projects. If any of these suppliers cannot perform under their agreements with NEP, NEP may need to seek alternative suppliers. Alternative suppliers, products and services may not perform similarly and replacement agreements may not be available on favorable terms or at all. NEP may be required to make significant capital expenditures to remove, replace or redesign equipment that cannot be supported or maintained by replacement suppliers. A number of factors, including, but not limited to, the financial condition of NEP's suppliers, may impact their ability to perform under NEP's supply agreements. The failure of any supplier to fulfill its contractual obligations to NEP could have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders.

NEP relies on interconnection and transmission facilities of third parties to deliver energy from its renewable energy projects and, if these facilities become unavailable, NEP's wind and solar projects may not be able to operate or deliver energy.

NEP depends on interconnection and transmission facilities owned and operated by third parties to deliver energy from its wind and solar projects. In addition, some of the renewable energy projects in NEP's portfolio share essential facilities, including, but not limited to, interconnection and transmission facilities, with projects that are owned by other affiliates of NEE. Many of the interconnection and transmission arrangements for the projects in NEP's portfolio are governed by separate agreements with the owners of the transmission or distribution facilities. Congestion, emergencies, maintenance, outages, overloads, requests by other parties for transmission service, actions or omissions by other projects with which NEP shares facilities and other events beyond NEP's control could partially or completely curtail deliveries of energy by its renewable energy projects and increase project costs.

In addition, any termination of a project’s interconnection or transmission arrangements or non-compliance by an interconnection provider, the owner of shared facilities or another third party with its obligations under an interconnection or transmission arrangement may delay or prevent NEP's renewable energy projects from delivering energy in a manner that entitles it to receive revenue. If the interconnection or transmission arrangement for a project is terminated, NEP may not be able to replace it on similar terms to the existing arrangement, or at all, or NEP may experience significant delays or costs in connection with such replacement. Moreover, if NEP acquires any renewable energy projects that are under construction, a failure or delay in the construction of interconnection or transmission facilities could delay the completion of the project. The unavailability of interconnection, transmission or shared facilities could adversely affect the operation of its renewable energy projects and the revenues received, which could have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders.

If third-party pipelines and other facilities interconnected to the Texas pipelines become partially or fully unavailable to transport natural gas, NEP's revenues and cash available for distribution to unitholders could be adversely affected.

NEP depends upon third-party pipelines and other facilities that provide delivery options to and from the Texas pipelines. Because NEP does not own these third-party pipelines or facilities, their continuing operation are not within its control. If these pipelines and other facilities were to become unavailable for current or future volumes of natural gas due to repairs, damage to the facility, lack of capacity or any other reason, NEP's ability to operate efficiently and to transport natural gas could be restricted, thereby reducing revenues. Any temporary or permanent interruption at any key pipeline interconnection could have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders.

NEP's business is subject to liabilities and operating restrictions arising from environmental, health and safety laws and regulations, compliance with which may require significant capital expenditures, increase NEP’s cost of operations and affect or limit its business plans.

NEP's projects and pipelines are subject to numerous environmental, health and safety laws, regulations, guidelines, policies, directives and other requirements governing or relating to, among other things:

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the protection of wildlife, including, but not limited to, migratory birds, bats and threatened and endangered species, such as desert tortoises, or protected species, such as eagles, and other protected plants or animals whose presence or movements often cannot be anticipated or controlled;

•	the storage, handling, use and transportation of natural gas as well as other hazardous or toxic substances and other regulated substances, materials, and/or chemicals;

•	air emissions, water quality, releases of hazardous materials into the environment and the prevention of and responses to releases of hazardous materials into soil and groundwater;

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federal, state, provincial or local land use, zoning, building and transportation laws and requirements, which may mandate conformance with sound levels, radar and communications interference, hazards to aviation or navigation, or other potential nuisances, such as the flickering effect, caused when rotating wind turbine blades periodically cast shadows through openings, such as the windows of neighboring properties, which is known as shadow flicker;

•	the presence or discovery of archaeological, religious or cultural resources at or near NEP's operations; and

•	the protection of workers’ health and safety.

If NEP's projects or pipelines do not comply with such laws, regulations, environmental licenses, permits, inspections or other requirements, NEP may be required to incur significant expenditures, pay penalties or fines, or curtail or cease operations of the affected projects or pipelines. Violations of environmental and other laws, regulations and permit requirements, including, but not limited to, certain violations of laws protecting wetlands, migratory birds, bald and golden eagles and threatened or endangered species, may also result in criminal sanctions or injunctions.

NEP's projects and pipelines also carry inherent environmental, health and safety risks, including, but not limited to, the potential for related civil litigation, regulatory compliance actions, remediation orders, fines and other penalties. For instance, NEP's projects or pipelines could malfunction or experience other unplanned events that cause spills or emissions that exceed permitted levels, resulting in personal injury, fines or property damage.

Additionally, NEP may be held liable for related investigatory and cleanup costs, which are typically not limited by law or regulation, for any property where there has been a release or potential release of a hazardous substance, regardless of whether NEP knew of or caused the release or potential release. NEP could also be liable for other costs, including, but not limited to, fines, personal injury or property damage or damage to natural resources. In addition, some environmental laws place a lien on a contaminated site in favor of the government as security for damages and costs it may incur for contamination and cleanup. Contained or uncontained hazardous substances on, under or near NEP's projects or pipelines, regardless of whether it owns or leases the sited property, or the inability to remove or otherwise remediate such substances, may restrict or eliminate NEP's ability to operate its projects or pipelines.

Each of NEP's projects and pipelines covers a large area and, as such, archaeological discoveries could occur at its projects or pipelines at any time. Such discoveries could result in the restriction or elimination of NEP's ability to operate any affected project. For example, utility-scale projects and operations may cause impacts to certain landscape views, trails, or traditional cultural activities. Such impacts may trigger claims from citizens that a NEP project and/or its operations are infringing upon their legal rights or other claims, resulting in the restriction or elimination of NEP's ability to operate the affected project.

NEP may not be able to obtain or maintain from time to time all required environmental regulatory approvals for its operating assets. If there is a delay in obtaining or renewing any required environmental regulatory approvals, if NEP fails to obtain or comply with them or if environmental laws or regulations change or are administered in a more stringent manner, the operations of facilities could be prevented, delayed or become subject to additional costs. The costs that may be incurred to comply with environmental regulations in the future may have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders.

Environmental, health and safety laws and regulations have generally become more stringent over time, and NEP expects this trend to continue. Significant capital and operating costs may be incurred at any time to keep NEP's projects or pipelines in compliance with environmental, health and safety laws and regulations. If it is not economical to make those expenditures, or if NEP violates any of these laws and regulations, it may be necessary to retire the affected project or pipeline or restrict or modify its operations, which could have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders.

NEP's renewable energy projects may be adversely affected by legislative changes or a failure to comply with applicable energy regulations.

NEP's renewable energy project entities and renewable energy contract counterparties are subject to regulation by U.S. and Canadian federal, state, provincial and local authorities. The wholesale sale of electric energy in the continental U.S., other than portions of Texas, is subject to the jurisdiction of the FERC and the ability of a U.S. project entity to charge the negotiated rates contained in its PPA is subject to that project entity’s maintenance of its general authorization from the FERC to sell electricity at market-based rates. The FERC may revoke a U.S. project entity’s market-based rate authorization if it determines that the U.S. project entity can exercise market power in transmission or generation, create barriers to entry, has engaged in abusive affiliate transactions or fails to meet compliance requirements associated with such rates. The negotiated rates entered into under the U.S. Project Entities’ PPAs could be changed by the FERC if the FERC determines such change is in the public interest. While this threshold public interest determination would require a finding by the FERC that the contract rate seriously harms the consuming public under applicable U.S. Supreme Court precedent, if the FERC decreases the prices paid to NEP for energy delivered under any of its PPAs, NEP’s revenues could be below its projections and its business, financial condition, results of operations and ability to make cash distributions to its unitholders could be materially adversely affected.

The renewable energy industry in Ontario is subject to provincial government regulation. A change in government could result in a provincial government that is not supportive of renewable energy projects. Changing political priorities or a change in government in Ontario could affect the ability of the IESO to perform its obligations under NEP's FIT contracts and RESOP contracts or could result in the cancellation of its FIT contracts or RESOP contracts. The provincial government may fail to pass legislation to preserve sufficient funds for payments to various Ontario projects, including NEP's, which could have a material adverse effect on NEP’s business, financial condition, results of operations and ability to make cash distributions to its unitholders.

NEP's renewable energy project entities, with the exceptions of Conestogo, Sombra and Moore, are subject to the mandatory reliability standards of the NERC. The NERC reliability standards are a series of requirements that relate to maintaining the reliability of the North American bulk electric system and cover a wide variety of topics, including, but not limited to, physical and cybersecurity of critical assets, information protocols, frequency response and voltage standards, testing, documentation and outage management. If NEP fails to comply with these standards, NEP could be subject to sanctions, including, but not limited to, substantial monetary penalties. Although the U.S. Project Entities are not subject to state utility rate regulation because they sell energy exclusively on a wholesale basis, NEP is subject to other state regulations that may affect NEP's projects’ sale of energy and operations. Changes in state regulatory treatment are unpredictable and could have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders.

The structure of the industry and regulation in the U.S. and Canada is currently, and may continue to be, subject to challenges and restructuring proposals. Additional regulatory approvals may be required due to changes in law or for other reasons. NEP expects the laws and regulation applicable to its business and the energy industry generally to be in a state of transition for the foreseeable future. Changes in the structure of the industry or in such laws and regulations could have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders.

A change in the jurisdictional characterization of some of the Texas pipeline entities' assets, or a change in law or regulatory policy, could result in increased regulation of these assets, which could have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders.

The Texas pipelines are intrastate natural gas transportation pipelines and natural gas-gathering facilities. Unlike interstate gas transportation facilities, intrastate natural gas transportation pipelines and natural gas gathering facilities are exempt from the jurisdiction of the FERC under the Natural Gas Act of 1938 (NGA), except that intrastate gas transportation pipelines may provide interstate gas transportation services subject to FERC regulation pursuant to Section 311 of the Natural Gas Policy Act of 1978 (NGPA).

State regulation of gathering facilities generally includes various safety, environmental and, in some cases, non-discriminatory take requirements and complaint-based rate regulation. The distinction between the FERC-regulated transmission pipeline services and non-FERC-regulated intrastate and gathering services has been the subject of substantial litigation, and the FERC determines whether facilities are subject to its jurisdiction on a case-by-case basis, so the classification and regulation of NEP's intrastate pipeline and gathering facilities is subject to change based on future determinations by the FERC or the courts. If the FERC were to consider the status of an individual facility and determine that the facility or services provided by it were not exempt from FERC regulation under the NGA, the rates for, and terms and conditions of, services provided by such facility would be subject to regulation by the FERC under the NGA or the NGPA. In addition, the rates, terms and conditions of some of the transportation services provided by certain of NEP's pipelines are subject to FERC regulation under the NGPA, which requires that rates charged for transportation must be fair and equitable, and amounts collected in excess of fair and equitable rates are subject to refund with interest.

Any such regulation could decrease revenue, increase operating costs and, depending upon the facility in question, have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders. In addition, if any of the Texas pipelines were found to have provided services or otherwise operated in violation of the NGA or NGPA, that could result in the imposition of civil penalties, as well as a requirement to disgorge charges collected for such services in excess of the rate established by the FERC.

NEP may incur significant costs and liabilities as a result of pipeline integrity management program testing and any necessary pipeline repair or preventative or remedial measures.

The U.S. Department of Transportation (DOT) has adopted regulations requiring pipeline operators to develop pipeline integrity management programs for transmission pipelines located where a leak or rupture could do the most harm in “high consequence areas.” The regulations require operators to:

•	perform ongoing assessments of pipeline integrity;

•	identify and characterize applicable threats to pipeline segments that could affect a high consequence area;

•	improve data collection, integration and analysis;

•	repair and remediate the pipeline as necessary; and

•	implement preventive and mitigating actions.

NEP's actual implementation costs may be affected by industry-wide demand for the associated contractors and service providers. Additionally, should NEP fail to comply with DOT regulations, NEP could be subject to penalties and fines.

The Texas pipelines’ operations could incur significant costs if the Pipeline and Hazardous Materials Safety Administration or the Railroad Commission of Texas adopts more stringent regulations.

The Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011 (2011 Pipeline Safety Act) directs the U.S. Secretary of Transportation to undertake a number of reviews, studies and reports, some of which has resulted in natural gas pipeline safety rulemakings.

Since passage of the 2011 Pipeline Safety Act, Pipeline and Hazardous Materials Safety Administration (PHMSA) has published several notices of proposed rulemaking, which propose a number of changes to regulations governing the safety of gas transmission pipelines, gathering lines and related facilities, including, but not limited to, increased safety requirements and increased penalties. Further, PHMSA rulemaking is expected to continue for the foreseeable future.

Actual regulatory, inspection and enforcement oversight of pipeline safety rules with respect to the Texas pipelines’ intrastate transmission and gathering facilities is conducted by the Texas Railroad Commission’s Pipeline Safety Division (the Division), pursuant to authorization by PHMSA. The Division is obligated to enforce at least the minimum federal pipeline safety regulations, but may adopt additional or more stringent regulations as long as they are not incompatible with the federal regulations.

The adoption of federal or state regulations that apply more comprehensive or stringent safety standards to intrastate transmission or gathering pipelines could require the Texas pipelines to install new or modified safety controls, incur additional capital expenditures, or conduct maintenance programs on an accelerated basis. Such requirements could result in the Texas pipelines’ incurrence of increased operational costs that could be significant; or if the Texas pipelines fail to, or are unable to, comply, the Texas pipelines may be subject to administrative, civil and criminal enforcement actions, including, but not limited to, assessment of monetary penalties or suspension of operations, which could have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders.

Pemex may claim certain immunities under the Foreign Sovereign Immunities Act and Mexican law, and the Texas pipeline entities' ability to sue or recover from Pemex for breach of contract may be limited and may be exacerbated if there is a deterioration in the economic relationship between the U.S. and Mexico.

Pemex is an autonomous state enterprise controlled by the Mexican Government. Accordingly, Pemex may claim sovereign immunity and it may not be possible to obtain a judgment in a U.S. court against Pemex unless the U.S. court determines that Pemex is not entitled to sovereign immunity with respect to that action. In addition, Mexican law does not allow attachment prior to judgment or attachment in aid of execution upon a judgment by Mexican courts upon the assets of Pemex or its subsidiary entities. As a result, the Texas pipeline entities’ or NEP's ability to enforce any judgments against Pemex in the courts of Mexico may be limited. Therefore, even if NEP were able to obtain a U.S. judgment against Pemex for breach of contract or in a similar action, NEP might not be able to obtain a judgment in Mexico that is based on that U.S. judgment. Further, renegotiation of existing trade agreements or changes in international trade laws, regulations, agreements, treaties or policies of the U.S. or Mexico could result in a deterioration in the economic relationship between the U.S. and Mexico. Such a deterioration could increase the difficulty of collecting receivables from Pemex or of filing suit for recovery of amounts owed and recovering amounts due from Pemex. This inability to sue or recover from Pemex could inhibit NEP from enforcing the Texas pipeline entities’ contracts with Pemex, which could have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders.

NEP does not own all of the land on which the projects in its portfolio are located and its use and enjoyment of the property may be adversely affected to the extent that there are any lienholders or leaseholders that have rights that are superior to NEP's rights or the BLM suspends its federal rights-of-way grants.

NEP does not own all of the land on which the projects in its portfolio are located and they generally are, and its future projects may be, located on land occupied under long-term easements, leases and rights-of-way. The ownership interests in the land subject to these easements, leases and rights-of-way may be subject to mortgages securing loans or other liens and other easement, lease rights and rights-of-way of third parties that were created prior to NEP's projects’ easements, leases and rights-of-way. As a result, some of NEP's projects’ rights under such easements, leases or rights-of-way may be subject to the rights of these third parties. While NEP performs title searches, obtains title insurance, records its interests in the real property records of the projects’ localities and enters into non-disturbance agreements to protect itself against these risks, such measures may be inadequate to protect against all risk that NEP's rights to use the land on which its projects are or will be located and its projects’ rights to such easements, leases and rights-of-way could be lost or curtailed. Additionally, NEP operations located on properties owned by others are subject to termination for violation of the terms and conditions of the various leases, easements or rights-of-way under which such operations are conducted.

Further, NEP's activities conducted under federal rights-of-way grants are subject to “immediate temporary suspension” of unspecified duration, at any time, at the discretion of the BLM. A suspension of NEP activities within a federal right-of-way may be issued by BLM to protect public health or safety or the environment. An order to suspend NEP activities may be issued by BLM prior to an administrative proceeding. Such an order may be issued verbally or in writing, and may require immediate compliance by NEP. Any violation of such an order could result in the loss or curtailment of NEP's rights to use any federal land on which its projects are or will be located.

Any such loss or curtailment of NEP's rights to use the land on which its projects are or will be located as a result of any lienholders or leaseholders that have rights that are superior to NEP's rights or the BLM’s suspension of its federal rights-of-way grants could have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders. Additionally, NEP does not own all of the land on which the Texas pipelines are located, and NEP will be subject to the possibility of more onerous terms or increased costs when NEP needs to extend the duration of any necessary existing land use rights or if NEP needs to obtain any new land use rights in connection with any expansion projects NEP may choose to pursue. In certain instances, the rights-of-way may be subordinate to that of government agencies, which could result in costs or interruptions to NEP's service. Restrictions on NEP's ability to use the rights-of-way could have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders.

NEP is subject to risks associated with litigation or administrative proceedings that could materially impact its operations, including, but not limited to, proceedings related to projects it acquires in the future.

NEP is subject to risks and costs, including, but not limited to, potential negative publicity, associated with lawsuits or claims contesting the operation or, if it acquires a project that has not reached the COD at the time of the acquisition, construction or expansion of its projects. The result and costs of defending any such lawsuit, regardless of the merits and eventual outcome, may be material.

Based on prior actions filed against affiliated entities, NEP may also become subject to claims based on alleged negative health effects related to acoustics, shadow flicker or other claims associated with wind turbines from individuals who live near NEP's projects. Any such legal proceedings or disputes could materially increase the costs associated with NEP's operations. In addition, NEP may subsequently become subject to legal proceedings or claims contesting the construction or operation of NEP's projects. Any such legal proceedings or disputes could materially delay NEP's ability to complete construction of a project in a timely manner, or at all, or materially increase the costs associated with commencing or continuing a project’s commercial operations. Any elective settlement of claims and unfavorable outcomes or developments relating to these proceedings or disputes, such as judgments for monetary damages, injunctions or denial or revocation of permits, could have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders.

NEP's wind projects located in Canada are subject to Canadian domestic content requirements under their FIT contracts.

The FIT contracts relating to NEP's wind projects located in Canada required, and the FIT contracts relating to projects located in Ontario that NEP may acquire in the future would require, suppliers to source a minimum percentage of their equipment and services from Ontario resident suppliers to meet the minimum required domestic content level (MRDCL). The MRDCL for certain of the projects is 25% and the MRDCL for the other projects is 50%. Following their respective CODs, the projects were required to submit reports to the IESO summarizing how they achieved the MRDCL for their respective projects (domestic content reports) and, if the IESO determined that such domestic content reports were complete and issued letters to such projects acknowledging the same. Following the issuance by the IESO of such acknowledgment letters, the IESO has the right to audit these projects for a period of up to 7 years post-COD to confirm that they complied with the domestic content requirements under their respective FIT contracts and achieved their respective MRDCLs. The failure by any project to achieve its MRDCL could result in a default by such project under its FIT contract, which default may not be possible to cure and could result in a termination of its FIT contract, without compensation, by the IESO. A termination of the FIT contract for NEP's wind projects located in Canada could negatively affect revenues generated by such project and have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders.

NEP's cross-border operations require NEP to comply with anti-corruption laws and regulations of the U.S. government and non-U.S. jurisdictions.

Doing business in the U.S. and Canada, and conducting business with an entity controlled by the Mexican government, requires NEP to comply with anti-corruption laws and regulations of the U.S., Canadian and Mexican governments. NEP's failure to comply with these laws and regulations may expose NEP to liabilities. These laws and regulations may apply to NEP, NEE and its affiliates and its individual directors, officers, employees and agents and may restrict NEP's operations, trade practices, investment decisions and partnering activities.

In particular, NEP's Canadian operations and business relationship with Pemex are subject to U.S. laws and regulations, such as the FCPA, and NEP's Canadian operations are also subject to Canadian anti-corruption laws. The FCPA prohibits U.S. companies and their officers, directors, employees and agents acting on their behalf from offering, promising, authorizing or providing anything of value to foreign officials for the purposes of influencing official decisions or obtaining or retaining business or otherwise securing an improper advantage. The FCPA also requires companies to make and keep books, records and accounts that accurately and fairly reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. As part of its business, NEP deals with foreign officials for purposes of the FCPA. As a result, business dealings between NEP's employees and any such foreign official could expose NEP to the risk of violating anti-corruption laws even if such business practices may be customary or are not otherwise prohibited between NEP and a private third party. Violations of these legal requirements are punishable by criminal fines and imprisonment, civil penalties, disgorgement of profits, injunctions, debarment from government contracts as well as remedial measures. In recent years, the U.S. government has brought FCPA enforcement actions that have led to significant monetary penalties against several companies operating in the oil and gas industry.

NEP has established policies and procedures designed to assist it and personnel acting on its behalf in complying with applicable U.S., Canadian and Mexican laws and regulations. NEP's compliance procedures to mitigate anti-corruption compliance risks may not detect or prevent potential violations of the FCPA or other applicable anti-corruption laws. Under such circumstances, NEP could be subject to criminal and civil penalties and other legal and regulatory liabilities and government-imposed requirements to undertake remedial measures, any of which could have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders.

NEP is subject to risks associated with its ownership or acquisition of projects or pipelines that remain under construction, which could result in its inability to complete construction projects on time or at all, and make projects too expensive to complete or cause the return on an investment to be less than expected.

As part of its acquisition strategy, NEP has chosen and in the future may choose to acquire projects or pipelines that have not yet commenced operations or are under construction. There may be delays or unexpected developments in completing any future construction projects, which could cause the construction costs of these projects to exceed NEP's expectations, result in substantial delays or prevent the project or pipeline from commencing commercial operations. Various factors could contribute to construction-cost overruns, construction halts or delays or failure to commence commercial operations, including, but not limited to:

•	delays in obtaining, or the inability to obtain, necessary permits and licenses;

•	delays and increased costs related to the interconnection of new projects to the transmission system;

•	the inability to acquire or maintain land use and access rights;

•	the failure to receive contracted third-party services;

•	interruptions to dispatch at the projects;

•	supply interruptions, including as a result of changes in international trade laws, regulations, agreements, treaties or policies of the U.S. or other countries in which NEP's suppliers are located;

•	work stoppages;

•	labor disputes;

•	weather interferences;

•
unforeseen engineering, environmental and geological problems, including, but not limited to, discoveries of contamination, protected plant or animal species or habitat, archaeological or cultural resources or other environment-related factors;

•	unanticipated cost overruns in excess of budgeted contingencies; and

•	failure of contracting parties to perform under contracts.

In addition, where NEP has an agreement with a third party to complete construction of any project, NEP is subject to the viability and performance of the third party. NEP's inability to find a replacement contracting party, where the original contracting party has failed to perform, could result in the abandonment of the construction of such project, while NEP could remain obligated under other agreements associated with the project, including, but not limited to, offtake power sales agreements.

Any of these risks could cause NEP's financial returns on these investments to be lower than expected or otherwise delay or prevent the completion of such projects or distribution of cash to NEP, or could cause NEP to operate below expected capacity or availability levels, which could have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders.

Contract Risks

NEP relies on a limited number of customers and is exposed to the risk that they are unwilling or unable to fulfill their contractual obligations to NEP or that they otherwise terminate their agreements with NEP.

In most instances, NEP sells the energy generated by each of its renewable energy projects to a single renewable energy contract counterparty under a long-term PPA or into the IESO-managed system subject to a FIT contract with a single renewable energy contract counterparty. Further, NEP transports natural gas under long-term natural gas transportation agreements with a limited number of counterparties.

NEP expects that its existing and future contracts will be the principal source of cash flows available to make distributions to its unitholders. Thus, the actions of even one customer may cause variability of NEP’s revenue, financial results and cash flows that are difficult to predict. Similarly, significant portions of NEP’s credit risk may be concentrated among a limited number of customers and the failure of even one of these key customers to pay its obligations to NEP could significantly impact NEP's business and financial results. Any or all of NEP's customers may fail to fulfill their obligations under their contracts with NEP, whether as a result of the occurrence of any of the following factors or otherwise:

•
Specified events beyond NEP's control or the control of a customer may temporarily or permanently excuse the customer from its obligation to accept and pay for delivery of energy generated by a project. These events could include, among other things, a system emergency, transmission failure or curtailment, adverse weather conditions or labor disputes.

•
Since a governmental entity makes payments with respect to the energy produced by some of NEP's projects under FIT contracts, RESOP contracts and natural gas transportation agreements, including, but not limited to, Pemex, NEP is subject to the risk that the governmental entity may attempt to unilaterally change or terminate its contract with NEP, whether as a result of legislative, regulatory, political or other activities, including changes in international trade laws, regulations, agreements, treaties or policies of the U.S. or other countries.

•
The ability of NEP's customers to fulfill their contractual obligations to NEP depends on their financial condition. NEP is exposed to the credit risk of its customers over an extended period of time due to the long-term nature of NEP's PPAs and natural gas transportation agreements with them. These customers could become subject to insolvency or liquidation proceedings or otherwise suffer a deterioration of their financial condition when they have not yet paid for services delivered, any of which could result in underpayment or nonpayment under such agreements.

•
A default or failure by NEP to satisfy minimum energy or natural gas delivery requirements or mechanical availability levels under NEP's agreements could result in damage payments to the applicable customer or termination of the applicable agreement.

If NEP's customers are unwilling or unable to fulfill their contractual obligations to NEP, or if they otherwise terminate such contracts prior to their expiration, NEP may not be able to recover contractual payments due to NEP. Since the number of customers that purchase wholesale bulk energy or require the transportation of natural gas is limited, NEP may be unable to find a new customer on similar or otherwise acceptable terms or at all. In some cases, there currently is no economical alternative counterparty to the original customer. The loss of, or a reduction in sales to, any of NEP's customers would have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders.

NEP may not be able to extend, renew or replace expiring or terminated PPAs at favorable rates or on a long-term basis.

NEP's ability to extend, renew or replace its existing PPAs depends on a number of factors beyond its control, including, but not limited to:

•
whether the renewable energy contract counterparty has a continued need for energy at the time of the agreement’s expiration, which could be affected by, among other things, the presence or absence of governmental incentives or mandates, prevailing market prices, and the availability of other energy sources;

•	the satisfactory performance of NEP's delivery obligations under such PPAs;

•	the regulatory environment applicable to NEP's renewable energy contract counterparties at the time;

•
macroeconomic factors present at the time, such as population, business trends, international trade laws, regulations, agreements, treaties or policies of the U.S. or other countries and related energy demand; and

•	the effects of regulation on the contracting practices of NEP's renewable energy contract counterparties.

If NEP is not able to extend, renew or replace on acceptable terms existing PPAs before contract expiration, or if such agreements are otherwise terminated prior to their expiration, NEP may be required to sell the energy on an uncontracted basis at prevailing market prices, which could be materially lower than under the applicable contract. If there is no satisfactory market for a project’s uncontracted energy, NEP may decommission the project before the end of its useful life. Any failure to extend, renew or replace a significant portion of NEP's existing PPAs, or extending, renewing or replacing them at lower prices or with other unfavorable terms, or the decommissioning of a project could have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders.

NEP may be unable to secure renewals of long-term natural gas transportation agreements, which could expose its revenues to increased volatility.

NEP may be unable to secure renewals of long-term transportation agreements for the Texas pipelines’ natural gas transmission business as a result of economic factors, lack of commercial natural gas supply available to the Texas pipelines’ systems, changing natural gas supply flow patterns in North America, increased competition, changes in international trade laws, regulations, agreements, treaties or policies or changes in regulation. Further, certain subsidiaries of NEP are parties to contracts for which the counterparty’s ability to pay or renew on similar terms is subject to foreign government approval, including the contracts with respect to the NET Mexico pipeline. If the portion of the Texas pipelines’ capacity covered by long-term firm transportation agreements declined, NEP's revenues and contract volumes would be exposed to increased volatility. The inability to renew these agreements could have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders.

If the energy production by or availability of NEP's U.S. renewable energy projects is less than expected, they may not be able to satisfy minimum production or availability obligations under the U.S. Project Entities’ PPAs.

NEP's energy production or its renewable energy projects’ availability could be less than expected due to various factors, including, but not limited to, wind or solar conditions, natural disasters, equipment underperformance, operational issues, changes in law or regulations or actions taken by third parties. The U.S. Project Entities’ existing PPAs contain provisions that require NEP to produce a minimum amount of energy or be available a minimum percentage of time over periods of time specified in the PPAs. A failure to produce sufficient energy or to be sufficiently available to meet NEP's commitments under its PPAs could result in the payment of damages or the termination of PPAs and could have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders.

Risks Related to NEP's Acquisition Strategy and Future Growth

NEP's growth strategy depends on locating and acquiring interests in additional projects consistent with its business strategy at favorable prices.

NEP intends to pursue opportunities to acquire contracted clean energy projects that are either operational or, in limited circumstances, under construction, from NEER and others consistent with its business strategy. Various factors could affect the availability of such projects to grow NEP's business, including, but not limited to, the following factors and those described in more detail in the additional risk factors below:

•
competing bids for a project, including, but not limited to, the NEER ROFO projects, from companies that may have substantially greater purchasing power, capital or other resources or a greater willingness to accept lower returns or more risk than NEP does;

•	NEP's failure to agree to favorable financial or legal terms with NEER or other sellers with respect to any proposed acquisitions;

•
fewer acquisition opportunities than NEP expects, which could result from, among other things, available projects having less desirable economic returns or higher risk profiles than NEP believes suitable for its acquisition strategy and future growth;

•
NEP's failure to successfully complete construction of and finance projects, to the extent that it decides to acquire projects that are not yet operational or to otherwise pursue construction activities with respect to new projects;

•	NEP's inability to obtain regulatory approvals or other necessary consents to consummate an acquisition; and

•	the presence or potential presence of:

•	pollution, contamination or other wastes at the project site;

•	protected plant or animal species;

•	archaeological or cultural resources;

•	wind waking or solar shadowing effects caused by neighboring activities, which reduce potential energy production by decreasing wind speeds or reducing available insolation;

•	land use restrictions and other environment-related siting factors; and

•	local opposition to wind and solar projects and pipeline projects in certain markets due to concerns about noise, health, environmental or other alleged impacts of such projects.

Any of these above factors could limit NEP's acquisition opportunities and prevent it from executing, or diminish its ability to execute, its growth strategy as planned. In addition, antidumping cases were filed at the U.S. Department of Commerce that resulted in the imposition of duties on solar cells manufactured in Taiwan that are incorporated in solar panels imported into the U.S. by Chinese companies. Moreover, petitions for relief have been filed, and may in the future be filed, under various trade laws to impose tariffs on solar photovoltaic panels imported to the U.S. The resulting increase in the price of solar panels has made development of solar projects less competitive and may adversely impact NEP's ability to acquire solar projects in the future.

Further, even if NEP consummates acquisitions that it believes will be accretive to cash distribution to its unitholders, those acquisitions may decrease cash distributions to its unitholders as a result of incorrect assumptions in NEP's evaluation of such acquisitions, unforeseen consequences or other external events beyond its control.

Any failure to identify and acquire an interest in additional, contracted clean energy projects at favorable prices could have a material adverse effect on NEP's ability to grow its business and make cash distributions to its unitholders.

NEP OpCo’s partnership agreement requires that it distribute its available cash, which could limit NEP’s ability to grow and make acquisitions.

NEP OpCo's partnership agreement requires that it distribute its available cash (as defined therein), and NEP expects that NEP OpCo will distribute its available cash to its unitholders, including NEP. NEP expects that NEP and NEP OpCo will rely primarily upon external financing sources, including, but not limited to, commercial borrowings by NEP OpCo’s subsidiaries and the issuance of debt and equity securities by NEP, NEP OpCo and their subsidiaries, to fund acquisitions and expansion capital expenditures. The incurrence of additional commercial borrowings or other debt to finance NEP's growth strategy would result in increased interest expense, which in turn could have a material adverse effect on NEP’s ability to grow its business and make cash distributions to its unitholders. If NEP issues additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that NEP will be unable to maintain or increase its per common unit distribution level. There are no limitations in NEP's or NEP OpCo’s partnership agreements or in NEP OpCo’s subsidiaries' revolving credit facility or other loan agreements, on NEP’s or NEP OpCo’s ability to issue additional units, including, but not limited to, units ranking senior to NEP's or NEP OpCo’s common units.

In addition, because NEP OpCo's partnership agreement requires that it distribute its available cash, and NEP's partnership agreement requires NEP to distribute its available cash, NEP's growth may not be as rapid as that of businesses which reinvest their available cash to expand ongoing operations. As a result, to the extent NEP or NEP OpCo is unable to finance growth externally or external financing significantly increases interest expense, NEP’s and NEP OpCo’s cash distribution requirements will significantly impair NEP’s ability to grow, whether by acquisitions or expansion capital projects and to increase their distributions to their unitholders.

Lower prices for other fuel sources may reduce the demand for wind and solar energy.

Demand for wind and solar energy is affected by the price and availability of other fuels, including, but not limited to, nuclear, coal, natural gas and oil, as well as other sources of renewable energy. To the extent renewable energy, particularly wind and solar energy, becomes less cost-competitive due to reduced or eliminated government renewable energy targets and other incentives that favor renewable energy, cheaper alternatives or otherwise, demand for wind and solar energy and other forms of renewable energy could decrease. Slow growth or a long-term reduction in wind and solar energy demand could have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders.

Reductions in demand for natural gas in the United States or Mexico and low market prices of natural gas could materially adversely affect the Texas pipelines’ operations and cash flows.

The price of natural gas fluctuates in response to changes in supply and demand, market uncertainty and additional factors that are beyond NEP's control. These factors include worldwide economic conditions; weather conditions and seasonal trends; the levels of domestic and Mexican natural gas production and consumer demand; fluctuations in demand from electric power generators and industrial customers; the availability of imported liquid natural gas (LNG); the ability to export LNG; the availability of transportation systems with adequate capacity; the volatility and uncertainty of regional pricing differences; the price and availability of alternative fuels; the effect of energy efficiency and conservation measures; the nature and extent of governmental regulation and taxation; worldwide political events, including, but not limited to, actions taken by foreign natural gas producing nations and changes in international trade laws, regulations, agreements, treaties or policies of the U.S. or other countries; and the anticipated future prices of natural gas, LNG and other commodities. These events are beyond NEP's control and could impair its ability to execute its long-term strategy. Lower overall economic output could reduce the volume of natural gas transported or gathered, resulting in lower revenues and cash flows. Transmission revenues could be affected by long-term economic declines which could result in the non-renewal of long-term contracts. Any of these events could have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders.

Government laws, regulations and policies providing incentives and subsidies for clean energy could be changed, reduced or eliminated at any time and such changes may negatively impact NEP's growth strategy.

NEP's strategy to grow its business through the acquisition of clean energy projects partly depends on current government laws, regulations and policies that promote and support clean energy and enhance the economic viability of owning clean energy projects. Clean energy projects currently benefit from various U.S. federal, state and local governmental incentives, such as PTCs, ITCs, CITCs, loan guarantees, RPS, MACRS for depreciation and other incentives, as well as similar Canadian incentives, accelerated cost recovery deductions and other commercially oriented incentives. These laws, regulations and policies have had a significant impact on the development of clean energy and they could be changed, reduced or eliminated at any time. These incentives make the development of clean energy projects more competitive by providing tax credits or grants and accelerated depreciation for a portion of the development costs, decreasing the costs and risks associated with developing such projects or creating demand for renewable energy assets through RPS programs. The elimination of, loss of or reduction in such incentives could decrease the attractiveness of clean energy projects to developers, including, but not limited to, NEE, which could reduce NEP's acquisition opportunities. Such an elimination, loss or reduction could also reduce NEP's willingness to pursue or develop certain renewable energy projects due to higher operating costs or decreased revenues under its PPAs.

If these laws, regulations and policies are not continued or renewed, the market for future renewable energy PPAs may be smaller and the prices for future clean energy PPAs may be lower. If the IRS issues guidance that limits the availability of the PTC or the ITC, the projects could generate reduced revenues and reduced economic returns, experience increased financing costs and encounter difficulty obtaining financing on acceptable terms.

Additionally, some states and Canadian provinces with RPS targets have met, or in the near future will meet, their renewable energy targets. If, as a result of achieving these targets, these and other U.S. states and Canadian provinces do not increase their targets in the near future, demand for additional renewable energy could decrease. To the extent other states and provinces decrease their RPS targets, programs or goals, demand for renewable energy could decrease in the future. Any of the foregoing could have a material adverse effect on NEP's business, financial condition, results of operations and ability to grow its business and make cash distributions to its unitholders.

NEP's growth strategy depends on the acquisition of projects developed by NEE and third parties, which face risks related to project siting, financing, construction, permitting, the environment, governmental approvals and the negotiation of project development agreements.

Project development is a capital intensive business that relies heavily on the availability of debt and equity financing sources to fund projected construction and other capital expenditures. As a result, in order to successfully develop a project, development companies, including, but not limited to, other affiliates of NEE, must obtain sufficient financing to complete the development phase of their projects. Any significant disruption in the credit and capital markets or a significant increase in interest rates could make it difficult for development companies to raise funds when needed to secure capital financing, which would limit a project’s ability to complete the construction of a project that NEP may seek to acquire.

Project developers, including, but not limited to, other affiliates of NEE, develop, construct, manage, own and operate clean energy generation facilities and energy transmission facilities. A key component of their businesses is their ability to construct and operate generation and transmission facilities to meet customer needs. As part of these activities, project developers must periodically apply for licenses and permits from various regulatory authorities and abide by their respective conditions and requirements. If project developers, including, but not limited to, other affiliates of NEE, are unsuccessful in obtaining necessary licenses or permits on acceptable terms or encounter delays in obtaining or renewing such licenses or permits, or if regulatory authorities initiate any associated investigations or enforcement actions or impose penalties or reject projects, the potential number of projects that may be available for NEP to acquire may be reduced or potential transaction opportunities may be delayed.

If the challenges of developing projects increase for project developers, including, but not limited to, other affiliates of NEE, NEP's pool of available opportunities may be limited, which could have a material adverse effect on NEP's business, financial condition, results of operations and ability to grow its business and make cash distributions to its unitholders.

Acquisitions of existing clean energy projects involve numerous risks.

NEP's strategy includes growing its business through the acquisition of existing clean energy projects. The acquisition of existing clean energy projects involves numerous risks, including, but not limited to, exposure to existing liabilities and unanticipated post-acquisition costs associated with the pre-acquisition activities by the project, difficulty in integrating the acquired projects into NEP's business and, if the projects are in new markets, the risks of entering markets where NEP has limited experience. Additionally, NEP risks overpaying for such projects or not making acquisitions on an accretive basis. Although NEP performs due diligence on prospective acquisitions, NEP may not discover all potential risks, operational issues or other issues in such projects. Further, the integration and consolidation of acquisitions require substantial human, financial and other resources and, ultimately, NEP's acquisitions may divert NEP's management’s attention from its existing business concerns, disrupt its ongoing business or not be successfully integrated. Future acquisitions might not perform as expected or the returns from such acquisitions might not support the financing utilized to acquire or maintain them. A failure to achieve the financial returns NEP expects when NEP acquires clean energy projects could have a material adverse effect on NEP's business, financial condition, results of operations and ability to grow its business and make cash distributions to its unitholders.

Renewable energy procurement is subject to U.S. state and Canadian provincial regulations, with relatively irregular, infrequent and often competitive procurement windows.

Each U.S. state and Canadian province has its own renewable energy regulations and policies. Renewable energy developers must anticipate the future policy direction in each state and province and secure viable projects before they can bid to procure a PPA or other contract through often highly competitive auctions. In particular, energy policy in the key market of Ontario is subject to a political process with respect to its renewable energy programs that may change dramatically. A failure to anticipate accurately the future policy direction in a jurisdiction or to secure viable projects could have a material adverse effect on NEP's ability to grow its business and make cash distributions to its unitholders.

NEP may continue to acquire other sources of clean energy and may expand to include other types of assets. Any further acquisition of non-renewable energy projects may present unforeseen challenges and result in a competitive disadvantage relative to NEP's more-established competitors.

NEP may continue to acquire other sources of clean energy, including, but not limited to, contracted natural gas and nuclear projects, and other types of assets, including, but not limited to, transmission projects. NEP may be unable to identify attractive non-renewable energy or transmission acquisition opportunities or acquire such projects at prices and on terms that are attractive. In addition, the consummation of such acquisitions could expose NEP to increased operating costs, unforeseen liabilities and additional risks including, but not limited to, regulatory and environmental issues associated with entering new sectors of the energy industry. This could require a disproportionate amount of NEP's management’s attention and resources, which could have an adverse impact on NEP's business and place NEP at a competitive disadvantage relative to more established non-renewable energy market participants. A failure to successfully integrate such acquisitions as a result of unforeseen operational difficulties or otherwise, could have a material adverse effect on NEP's business, financial condition, results of operations and ability to grow its business and make cash distributions to its unitholders.

NEP faces substantial competition primarily from regulated utilities, developers, IPPs, pension funds and private equity funds for opportunities in North America.

NEP believes its primary competitors for opportunities in North America are regulated utilities, developers, IPPs, pension funds and private equity funds. NEP competes with these companies to acquire projects and pipelines with projected stable cash flows. NEP also competes for personnel with requisite industry knowledge and experience. Furthermore, the industry has experienced and may experience volatile demand for wind turbines, solar panels, pipeline equipment and related components. If demand for this equipment increases, suppliers may give priority to other market participants, including, but not limited to, NEP's competitors, who may have greater resources than NEP. An inability to effectively compete with regulated utilities, developers, IPPs, pension funds and private equity funds for opportunities in North America could have a material adverse effect on NEP's ability to grow its business and to make cash distributions to its unitholders.

The natural gas pipeline industry is highly competitive, and increased competitive pressure could adversely affect NEP's business.

The Texas pipelines compete with other energy midstream enterprises, some of which are much larger and have significantly greater financial resources and operating experience in its areas of operation. The Texas pipelines’ competitors may expand or construct infrastructure that competes with the services it provides to customers. NEP’s ability to renew or replace existing contracts with the Texas pipelines’ customers at rates sufficient to maintain current revenues and cash flows could be adversely affected by the activities of its competitors and customers. All of these competitive pressures could have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders.

Risks Related to NEP's Financial Activities

NEP may not be able to access sources of capital on commercially reasonable terms, which would have a material adverse effect on its ability to consummate future acquisitions.

Since NEP expects, from time to time, to finance acquisitions of clean energy projects partially or wholly through the issuance of additional securities, NEP needs to be able to access the capital markets on commercially reasonable terms when acquisition opportunities arise. NEP’s ability to access the capital markets is dependent on, among other factors, the overall state of the capital markets and investor appetite for investment in clean energy projects in general and NEP’s common units in particular. An inability to obtain capital markets financing on commercially reasonable terms could significantly limit NEP’s ability to consummate future acquisitions and to effectuate its growth strategy. In addition, the issuance of additional common units in connection with acquisitions could cause significant unitholder dilution and reduce the cash distribution per common unit if the acquisitions are not sufficiently accretive.

Furthermore, there may not be sufficient availability under NEP OpCo’s subsidiaries’ revolving credit facility or other financing arrangements on commercially reasonable terms when acquisition opportunities arise. An inability to obtain the required or desired financing could significantly limit NEP's ability to consummate acquisitions and effectuate its growth strategy. If financing is available, it may be available only on terms that could significantly increase NEP's interest expense, impose additional or more restrictive covenants and reduce cash distributions to its unitholders. NEP's inability to effectively consummate future acquisitions could have a material adverse effect on NEP's ability to grow its business and make cash distributions to its unitholders.

Restrictions in NEP OpCo's subsidiaries' revolving credit facility and term loan agreements could adversely affect NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders.

The direct subsidiaries of NEP OpCo have entered into a revolving credit facility and term loan agreements. This credit facility and the term loan agreements contain various covenants and restrictive provisions that limit NEP OpCo’s and its direct subsidiaries' ability to, among other things:

•	incur or guarantee additional debt;

•	make distributions on or redeem or repurchase common units;

•	make certain investments and acquisitions;

•	incur certain liens or permit them to exist;

•	enter into certain types of transactions with affiliates;

•	merge or consolidate with another company; and

•	transfer, sell or otherwise dispose of projects.

The credit facility and the term loan agreements also contain covenants requiring NEP OpCo and its subsidiaries to maintain certain financial ratios, including, but not limited to, as a condition to making cash distributions to NEP and its other unitholders. NEP OpCo’s and its subsidiaries' ability to meet those financial ratios can be affected by events beyond NEP's control, and NEP OpCo may be unable to meet those ratios and tests and, therefore, may be unable to make cash distributions to its unitholders, including, but not limited to, NEP. As a result, NEP may be unable to make distributions to its unitholders. In addition, the credit facility contains events of default provisions, including, but not limited to, provisions relating to certain changes in ownership of NEP OpCo or its direct subsidiaries and other customary provisions.

The provisions of the credit facility and the term loan agreements may affect NEP's ability to obtain future financing and pursue attractive business opportunities and NEP's flexibility in planning for, and reacting to, changes in business conditions. A failure to comply with the provisions of the credit facility or the term loan agreements could result in an event of default, which could enable the lenders to declare, subject to the terms and conditions of the credit facility or loan agreement, as the case may be, any outstanding principal of that debt, together with accrued and unpaid interest, to be immediately due and payable and entitle lenders to enforce their security interest. If the payment of the debt is accelerated and NEP or NEP OpCo fails to repay the debt pursuant to their guarantees, the revenue from the projects may be insufficient to repay such debt in full, the lenders could enforce their security interest and NEP's unitholders could experience a partial or total loss of their investment.

NEP's cash distributions to its unitholders may be reduced as a result of restrictions on NEP's subsidiaries’ cash distributions to NEP under the terms of their indebtedness.

NEP intends to pay quarterly cash distributions on all of its outstanding common units and NEP OpCo intends to pay quarterly cash distributions on its outstanding common units (except for its Class B units). However, in any period, NEP's and NEP OpCo’s ability to pay cash distributions to their respective unitholders depends on, among other things, the performance of NEP's subsidiaries. The ability of NEP's subsidiaries to make distributions to NEP and NEP OpCo may be restricted by, among other things, the provisions of existing and future indebtedness.

The agreements governing NEP's subsidiaries’ project-level debt contain financial tests and covenants that NEP's subsidiaries must satisfy prior to making distributions and restrict the subsidiaries from making more than one distribution per quarter or per six-month period. If any of NEP's subsidiaries is unable to satisfy these restrictions or is otherwise in default under such agreements, it would be prohibited from making distributions that could, in turn, affect the amount of cash distributed by NEP OpCo, and ultimately limit NEP's ability to pay cash distributions to its unitholders. Additionally, such agreements require NEP's projects to establish a number of reserves out of their revenues, including, but not limited to, reserves to service NEP OpCo's debt and reserves for O&M expenses. These cash reserves will affect the amount of cash distributed by NEP OpCo, which ultimately will affect the amount of cash distributions NEP is able to make to its unitholders. Also, upon the occurrence of certain events, including, but not limited to, NEP's subsidiaries’ inability to satisfy distribution conditions for an extended period of time, NEP's subsidiaries’ revenues may be swept into one or more accounts for the benefit of the lenders under the subsidiaries’ debt agreements and the subsidiaries may be required to prepay indebtedness. Restrictions preventing NEP's subsidiaries’ cash distributions could have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders.

NEP's subsidiaries’ substantial amount of indebtedness may adversely affect NEP's ability to operate its business, and its failure to comply with the terms of its subsidiaries' indebtedness could have a material adverse effect on NEP's financial condition.

NEP's subsidiaries’ substantial indebtedness could have important consequences. For example,

•
failure to comply with the covenants in the agreements governing these obligations could result in an event of default under those agreements, which could be difficult to cure, result in bankruptcy or, with respect to subsidiary debt, result in loss of NEP OpCo's ownership interest in one or more of its subsidiaries or in some or all of their assets as a result of foreclosure;

•
NEP's subsidiaries’ debt service obligations require them to dedicate a substantial portion of their cash flow to pay principal and interest on their debt, thereby reducing their cash available for distribution to NEP;

•
NEP's subsidiaries’ substantial indebtedness could limit NEP's ability to fund operations of any projects acquired in the future and NEP's financial flexibility, which could reduce its ability to plan for and react to unexpected opportunities;

•
NEP's subsidiaries’ substantial debt service obligations make NEP vulnerable to adverse changes in general economic, credit markets, capital markets, industry, competitive conditions and government regulation that could place NEP at a disadvantage compared to competitors with less debt; and

•
NEP's subsidiaries’ substantial indebtedness could limit NEP's ability to obtain financing for working capital, including, but not limited to, collateral postings, capital expenditures, debt service requirements, acquisitions and general partnership or other purposes.

If NEP's subsidiaries, including, but not limited to, NEP OpCo, do not comply with their obligations under their debt instruments, they may be required to refinance all or a part of their indebtedness, which they may not be able to do on similar terms or at all. Increases in interest rates and changes in debt covenants may reduce the amounts that NEP and its subsidiaries can borrow, reduce NEP's cash flows and increase the equity investment NEP may be required to make in any projects NEP may acquire. In addition, the project-level financing for projects that NEP may acquire that are under construction may prohibit distributions until such project commences operations. If NEP's subsidiaries are not able to generate sufficient operating cash flow to repay their outstanding indebtedness or otherwise are unable to comply with the terms of their indebtedness, NEP could be required to reduce overhead costs, reduce the scope of its projects, sell some or all of its projects or delay construction of projects NEP may acquire, all of which could have a material adverse effect on its business, financial condition, results of operations and ability to make cash distributions to its unitholders.

Currency exchange rate fluctuations may affect NEP's operations.

NEP is exposed to currency exchange rate fluctuations to the extent the cash flows generated by NEP's projects are in multiple currencies. NEP expects net revenue from Canadian dollar markets to continue to represent a meaningful portion of its net revenue. Any measures that NEP may implement to reduce the effect of currency exchange rate fluctuations and other risks of its multinational operations may not be effective or may be overly expensive. In addition, foreign currency translation risk arises upon the translation of the financial statements of NEP's subsidiaries whose functional currency is the Canadian dollar into U.S. dollars for the purpose of preparing NEP's financial statements. The assets and liabilities of its Canadian dollar denominated subsidiaries are translated at the closing rate at the date of reporting and income statement items are translated at the average rate for the period. These currency translation differences may have significant negative impacts. Foreign currency transaction risk also arises when NEP or its subsidiaries enter into transactions where the settlement occurs in a currency other than the functional currency of NEP or its subsidiaries. Exchange differences arising from the settlement or translation of monetary items at rates different from those at which they were translated on initial recognition during the period or in previous financial statements are recognized as profit or loss in the period in which they arise, which could materially impact NEP's net income.

Weakening of the Mexican peso against the U.S. dollar may limit the ability of Pemex to transfer pesos or to convert pesos into U.S. dollars for the purpose of making timely payment of its contractual commitments to NEP relating to the NET Mexico pipeline. Although the Mexican government currently does not restrict the right or ability of Mexican or foreign persons or entities to convert Mexican pesos into U.S. dollars or to transfer foreign currencies out of Mexico, the Mexican government could, as it has previously done, institute restrictive exchange rate policies that could limit the ability to transfer or convert pesos into U.S. dollars or other currencies for the purpose of making timely payment of Pemex's contractual commitments.

To the extent that NEP engages in hedging activities to reduce its currency exchange rate exposure, NEP may be prevented from realizing the full benefits of exchange rate increases above the level of the hedges. However, because NEP is not fully hedged, NEP will continue to have exposure on the unhedged portion of the currency NEP exchanges.

Additionally, NEP's hedging activities may not be as effective as it anticipates in reducing the volatility of its future cash flows. NEP's hedging activities can result in substantial losses to the extent hedging arrangements are ineffective or its hedging policies and procedures are not followed properly or do not work as intended. Further, hedging contracts are subject to the credit risk that the other party may prove unable or unwilling to perform its obligations under the contracts, particularly during periods of weak and volatile economic conditions. Certain of the financial instruments NEP uses to hedge its exchange rate exposure must be accounted for on a mark-to-market basis. This causes periodic earnings volatility due to fluctuations in exchange rates. Exposure to adverse currency exchange rate fluctuations could have a material adverse effect on NEP's financial condition, results of operations and cash flows and its ability to make cash distributions to its unitholders.

NEP is exposed to risks inherent in its use of interest rate swaps.

Some of NEP's subsidiaries’ indebtedness accrues interest at variable rates, and some of its subsidiaries have used interest rate swaps to try to protect against market volatility. The use of interest rate swaps, however, does not eliminate the possibility of fluctuations in the value of a position or prevent losses if the value of a position declines. Such transactions may also limit the opportunity for gain if the value of a position increases. In addition, to the extent that actively-quoted market prices and pricing information from external sources are not available, the valuation of these contracts involves judgment or the use of estimates. As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these contracts. If the values of these financial contracts change in a manner that NEP does not anticipate, or if a counterparty fails to perform under a contract, it could have a material adverse effect on its business, financial condition, results of operations and ability to make cash distributions to its unitholders.

Risks Related to NEP's Relationship with NEE

NEE exercises significant influence over NEP.

Under NEP’s partnership agreement, NEP's board of directors oversees and directs the operations and policies of NEP and exercises management oversight over NEP. At each annual meeting, four of NEP’s seven directors will be elected by NEP’s limited partners. Three directors will be appointed by NEP GP, in its sole discretion. The directors appointed by NEP GP will be, and one director elected by holders of NEP’s common units may be, officers or employees of NEE or its affiliates. In addition, NEE holds significant voting power over certain matters that require NEP unitholder approval. NEE Management, pursuant to the terms of the MSA, will designate the officers of NEP so long as NEE or one of its affiliates is the manager under the MSA. As a result of these and other factors, NEE and its affiliates exercise significant influence over NEP.

NEP receives credit support from NEE and its affiliates. NEP's subsidiaries may default under contracts or become subject to cash sweeps if credit support is terminated, if NEE or its affiliates fail to honor their obligations under credit support arrangements, or if NEE or another credit support provider ceases to satisfy creditworthiness requirements, and NEP will be required in certain circumstances to reimburse NEE for draws that are made on credit support.

NEP relies on guarantees and letters of credit that have been provided by NEECH, NEER and other NEE affiliates to counterparties on behalf of NEP's subsidiaries to satisfy NEP's subsidiaries’ contractual obligations to provide credit support, including, but not limited to, under PPAs. These NEE affiliates also have provided credit support to lenders to fund reserve accounts and to cover the risk that CITC proceeds received by any U.S. project entity are later recaptured by the U.S. Department of the Treasury. NEP expects NEECH, NEER and other NEE affiliates, upon NEP's request and at NEER’s option, to provide credit support on behalf of any projects NEP may acquire in the future on similar terms but they are under no obligation to do so. Any failure of NEP's subsidiaries to maintain acceptable credit support or credit support providers to honor their obligations under their respective credit support arrangements could cause, among other things, events of default to arise under NEP's subsidiaries’ PPAs and financing agreements. Such events of default could entitle customers to terminate their contracts with NEP's subsidiaries or could entitle lenders to accelerate indebtedness owed to them, which could result in the insolvency of NEP's subsidiaries. In addition, if beneficiaries draw on credit support provided by NEECH, NEER and these other NEE affiliates, then NEP OpCo may be required to reimburse them for the amounts drawn, which could reduce NEP OpCo’s cash distributions. These events could decrease NEP's revenues, restrict distributions from its subsidiaries, or result in a sale of or foreclosure on its assets. Further, NEE affiliates may not provide credit support in respect of new projects on the same terms on which they currently provide credit support for NEP’s existing projects, which may require NEP to obtain the required credit support from third parties on less favorable terms and may prevent NEP from consummating the acquisition of additional projects. All of the foregoing events, including, but not limited to, a failure of NEP OpCo to have sufficient funds to satisfy its reimbursement obligations, could have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders.

NEER or one of its affiliates is permitted to borrow funds received by NEP's subsidiaries and is obligated to return these funds only as needed to cover project costs and distributions or as demanded by NEP OpCo. NEP's financial condition and ability to make distributions to its unitholders, as well as its ability to grow distributions in the future, is highly dependent on NEER’s performance of its obligations to return all or a portion of these funds.

Under the CSCS agreement, NEER or one of its affiliates is permitted to withdraw funds received by NEP's subsidiaries, including, but not limited to, NEP OpCo, and hold them in an account of NEER or one of its affiliates to the extent the funds are not required to pay NEP's or its subsidiaries’ costs or otherwise not required to be retained by its subsidiaries, until the financing agreements of its subsidiaries permit distributions to be made to NEP OpCo or, in the case of NEP OpCo, until a minimum quarterly distribution is scheduled to be paid. Further, NEER will not pay NEP any interest or additional consideration for the use of these funds. If NEER or one of its affiliates realizes any earnings on NEP OpCo’s or its subsidiaries’ funds prior to the return of such funds, it is permitted to retain those earnings for its own account. The failure of NEER to return funds to NEP's subsidiaries for any reason could have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders.

NEP may not be able to consummate future acquisitions.

NEP's ability to grow through acquisitions and increase distributions to unitholders is dependent in part on its ability to make acquisitions that result in an increase in cash distributions per common unit. Such acquisitions may not be available to NEP on acceptable terms or at all. In addition, there are limited restrictions on NEER’s ability to sell the NEER ROFO projects to a third party. Other than the right of first offer with respect to any NEER ROFO projects that NEER elects to sell until July 1, 2020, NEER has no obligation to make any projects available to NEP for potential purchase. The consummation and timing of any future acquisitions, whether from NEER or any third parties, will depend upon, among other things, whether:

•	NEP is able to identify attractive acquisition candidates;

•	NEP is able to negotiate acceptable purchase agreements;

•	NEP is able to obtain financing for these acquisitions on economically acceptable terms; and

•	NEP is outbid by competitors.

Additionally, several factors could materially and adversely impact the extent to which suitable acquisition opportunities are made available from NEER, including, but not limited to, an assessment by NEER relating to its liquidity position, the risk profile of an opportunity, its fit with NEP's operations, limits on NEE personnel’s ability to devote their time to NEP and other factors. The overall question of an acquisition’s suitability is highly subjective and specific to NEP. Furthermore, if NEER reduces its ownership interest in NEP, it may be less willing to sell the NEER ROFO projects or other NEER projects to NEP. An inability by NEER to identify, or a failure by NEER to make available, suitable acquisition opportunities could hinder NEP's growth and materially adversely impact its business, financial condition, results of operations and ability to make cash distributions to its unitholders.

NEP may not be able to successfully consummate any future acquisitions, whether from NEER or any third parties. Any acquisitions that may be available to NEP may require that it be able to access the debt and equity markets. However, NEP may be unable to access such markets on attractive terms or at all. If NEP is unable to make future acquisitions, its future growth and ability to increase distributions to its unitholders will be limited. Furthermore, even if NEP does consummate acquisitions that NEP believes will be accretive, they may in fact result in a decrease in cash distributions per common unit as a result of incorrect assumptions in NEP's evaluation of such acquisitions or unforeseen consequences or other external events beyond its control. Acquisitions involve numerous risks, including, but not limited to, difficulties in integrating acquired businesses, inefficiencies and unexpected costs and liabilities. These events could have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders.

NEER's right of first refusal may adversely affect NEP's ability to consummate future sales or to obtain favorable sale terms.

NEP and NEP OpCo have entered into a ROFR agreement with NEP OpCo granting NEER and its subsidiaries (other than NEP OpCo and its subsidiaries) a right of first refusal on any proposed sale of any of the NEP OpCo ROFR assets. The obligations of NEP OpCo under the ROFR agreement may discourage a third party from pursuing a transaction with NEP OpCo. Even if such third party is able to acquire the applicable asset, NEP OpCo’s compliance with its obligations under the ROFR agreement could result in substantial delays and transaction costs, as well as a reduced sales price. In addition, since the number of third parties willing to make an offer for a NEP OpCo ROFR asset may be limited due to the ROFR agreement, NEP OpCo may be unable to consummate the sale of any NEP OpCo ROFR asset on favorable terms, if at all, which could have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders.

NEP GP and its affiliates may have conflicts of interest with NEP and have limited duties to NEP and its unitholders.

NEP’s board of directors will appoint officers of NEP (including its chief executive officer) designated by the manager in accordance with the terms of the MSA so long as NEE or one of its affiliates is the manager. As a result, all of NEP’s executive officers could be, and currently are, officers of NEE or one of its affiliates. NEP’s partnership agreement provides contractual standards governing the duties of directors and officers, and directors and officers will not have fiduciary duties to NEP or NEP unitholders. Conflicts of interest exist and may arise as a result of the relationships between NEE and the directors and officers of NEP affiliated with NEE, on the one hand, and NEP and NEP's limited partners, on the other hand. To the extent any directors or officers of NEP are also officers of NEE, such directors and officers will have fiduciary duties to NEE, and the interests of NEE and NEP may be different or in conflict. In resolving such conflicts of interest, the directors and officers of NEP affiliated with NEE may favor NEE's interests and the interests of NEE's affiliates over the interests of NEP and its unitholders. These conflicts include the following situations, among others:

•	No agreement to which NEP is a party requires NEE or its affiliates to pursue a business strategy that favors NEP or uses NEP's projects or dictates what markets to pursue or grow.

•
NEE and its affiliates are not limited in their ability to compete with NEP, and neither NEP GP nor its affiliates have any obligation to present business opportunities to NEP except for the NEER ROFO projects.

•	So long as the officers of NEP are officers of NEE or its affiliates, they will also devote significant time to the business of NEE or its affiliates and will be compensated by NEE or its affiliates.

•	NEP’s board of directors may cause NEP to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a payment of the IDR fee.

•
NEP's partnership agreement replaces the fiduciary duties that would otherwise be owed by NEP GP and the directors and officers of NEP with contractual standards governing their duties and limits NEP GP’s and such directors’ and officers' liabilities and the remedies available to NEP's unitholders for actions that, without these limitations, might constitute breaches of fiduciary duty under applicable Delaware law.

•	Except in limited circumstances, NEP’s board of directors has the power and authority to conduct NEP's business without the approval of NEP GP or unitholders.

•	Actions taken by NEP’s board of directors may affect the amount of cash available to pay distributions to NEP's unitholders.

•	NEP reimburses NEP GP and its affiliates for expenses, and NEP GP determines which costs incurred by it are reimbursable by NEP.

•	NEP GP has limited liability regarding NEP's contractual and other obligations.

•
NEP’s board of directors controls the exercise of the rights of NEP against NEE and its affiliates, and the enforcement of the obligations that NEE and its affiliates owe to NEP, including, but not limited to, NEP's rights against and obligations to NEER under the ROFO agreement and its other commercial agreements with NEER.

•	NEP may choose not to retain counsel, independent accountants or other advisors separate from those retained by NEP GP or NEE to perform services for NEP or for the holders of common units.

As a result of the overlapping nature of the management of NEP and NEE and its affiliates, effectively managing these actual, perceived and potential conflicts may require substantial attention, and there is no assurance that all relevant actual, perceived or potential conflicts will be identified or that such conflicts will be adequately addressed. A decision by NEP GP or NEP’s board of directors to favor its own interests or the interests of NEE over NEP's interests and the interests of its unitholders could have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders.

NEP GP and its affiliates and the directors and officers of NEP are not restricted in their ability to compete with NEP, whose business is subject to certain restrictions.

NEP’s partnership agreement provides that its general partner is restricted from engaging in any business activities other than acting as NEP GP and those activities incidental to its ownership of interests in NEP. Affiliates of NEP GP, including, but not limited to, NEE and its other subsidiaries, are not prohibited from owning projects or engaging in businesses that compete directly or indirectly with NEP. NEE currently holds interests in, and may make investments in and purchases of, entities that acquire, own and operate clean energy projects. NEER is under no obligation to make any acquisition opportunities available to NEP, other than under the ROFO agreement. In addition, pursuant to NEP’s partnership agreement, its subsidiaries generally will not have any power or authority to solicit, review, respond to or otherwise participate in certain activities or lines of business.

Under the terms of NEP’s partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, does not apply to NEP GP and its affiliates, including, but not limited to, NEE or NEP's directors or officers. Any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for NEP will not have any duty to communicate or offer such opportunity to NEP. Any such person or entity will not be liable to NEP or to any limited partner for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to NEP. This may create actual and potential conflicts of interest between NEP and affiliates of NEP GP and result in less than favorable treatment of NEP and holders of its common units.

NEP may only terminate the MSA under certain specified conditions.

The MSA provides that NEP and certain affiliates may terminate the agreement only upon 90 days' prior written notice to NEE Management upon the occurrence of any of the following:

•
NEE Management defaults in the performance or observance of any material term, condition or covenant contained therein in a manner that results in material harm to NEP or its affiliates and the default continues unremedied for a period of 90 days after written notice thereof is given to NEE Management;

•	NEE Management engages in any act of fraud, misappropriation of funds or embezzlement that results in material harm to NEP for its affiliates;

•	NEE Management is reckless in the performance of its duties under the agreement and such recklessness results in material harm to NEP or its affiliates;

•	upon the happening of certain events relating to the bankruptcy or insolvency of NEP or certain of its affiliates; or

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NEE Management intentionally or willfully takes any action that materially conflicts with or directly contravenes any resolution or other determination of NEP’s board of directors relating to certain significant activities of NEP, such action has caused, or would reasonably be expected to cause, material harm to NEP and its subsidiaries, and such action continues unremedied for a period of 90 days after written notice thereof is given to NEE Management.

NEP is not able to terminate the agreement for any other reason, including, but not limited to, if NEE Management experiences a change of control or if a majority of the directors of NEP are not affiliates of NEE. The agreement continues until January 1, 2068 and thereafter renews for successive five-year periods unless NEP OpCo or NEE Management provides written notice to the other that it does not wish for the agreement to be renewed. If NEE Management’s performance does not meet the expectations of investors and NEP is unable to terminate the MSA, the market price of NEP's common units could suffer. In addition, even if the MSA is terminated, it may not terminate in respect of provisions relating to the payment of the IDR fee payable to NEE Management under that agreement, which could result in NEE or its affiliates receiving payments that could otherwise be distributed to NEP's unitholders even though NEE Management would be no longer obligated to provide services to NEP under the MSA.

If the agreements with NEE Management or NEER are terminated, NEP may be unable to contract with a substitute service provider on similar terms.

NEE's affiliates provide, or arrange for the provision of, administrative and O&M services under agreements with NEE Management and NEER, respectively. Any failure by NEE Management or NEER to perform their administrative and O&M services obligations or the failure by NEP to identify and contract with replacement service providers, if required, could materially impact the successful operation of its projects. Under these agreements, certain NEE employees provide services to NEP. These services are not the primary responsibility of these employees, nor are these employees required to act for NEP alone. The agreements do not require any specific individuals to be provided by NEE and NEE has the discretion to determine which of its employees perform services required to be provided to NEP.

NEP also contracts with NEE Management and NEER to provide NEP with management services under the MSA and the management sub-contract, respectively and does not have independent executive or senior management personnel. Each of the MSA and the management sub-contract, respectively, provides that NEE Management and NEER, respectively, may terminate the applicable agreement upon 180 days’ prior written notice of termination to NEP if NEP defaults in the performance or observance of any material term, condition or covenant contained in the agreement in a manner that results in material harm to NEE Management or its affiliates other than NEP or its subsidiaries, and the default continues unremedied for a period of 90 days after written notice thereof is given to NEP or upon the happening of certain specified events. If NEE Management terminates the MSA, if NEER terminates the management sub-contract or if either of them defaults in the performance of its obligations under the respective agreement, NEP may be unable to contract with a substitute service provider on similar terms, and the costs of substituting service providers may be substantial. If NEP cannot locate a service provider that is able to provide NEP with substantially similar services as NEE Management and NEER provide under the MSA and the management sub-contract, respectively, on similar terms, it would likely have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders.

NEP's arrangements with NEE limit NEE’s potential liability, and NEP has agreed to indemnify NEE against claims that it may face in connection with such arrangements, which may lead NEE to assume greater risks when making decisions relating to NEP than it otherwise would if acting solely for its own account.

Under the MSA, NEE Management and its affiliates do not assume any responsibility other than to provide or arrange for the provision of the services described in the MSA in good faith. Additionally, under the MSA, the liability of NEE Management and its affiliates is limited to the fullest extent permitted by law to conduct involving bad faith, fraud, willful misconduct or recklessness or, in the case of a criminal matter, to action that was known to have been unlawful. NEP has agreed, and will cause certain affiliates to, indemnify NEE Management and its affiliates and any of their directors, officers, agents, members, partners, stockholders and employees and other representatives of NEE Management and its affiliates to the fullest extent permitted by law from and against any claims, liabilities, losses, damages, costs or expenses incurred by an indemnified person or threatened in connection with NEP's, NEP OpCo GP's, NEP OpCo and certain affiliates' operations, investments and activities or in respect of or arising from the MSA or the services provided thereunder by NEE Management and its affiliates, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the conduct in respect of which such persons have liability as described above. Additionally, the maximum amount of the aggregate liability of NEE Management or any of its affiliates in providing services under the MSA or otherwise (including, but not limited to, NEER under the management sub-contract), or of any director, officer, employee, contractor, agent, advisor or other representative of NEE Management or any of its affiliates, will be equal to the base management fee previously paid by NEP in the most recent calendar year under the MSA but in no event less than $4 million. These protections may result in NEE Management and its affiliates tolerating greater risks when making decisions than otherwise would be the case, including, but not limited to, when determining whether to use leverage in connection with acquisitions. The indemnification arrangements to which NEE Management and its affiliates are a party may also give rise to legal claims for indemnification, which could have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders.

Risks Related to Ownership of NEP's Common Units

NEP's ability to make distributions to its unitholders depends on the ability of NEP OpCo to make cash distributions to its limited partners.

NEP's cash flow is generated from distributions NEP receives from NEP OpCo, which will consist primarily of cash distributions that NEP OpCo has received from its subsidiaries. The amount of cash that NEP OpCo’s subsidiaries will be able to distribute to NEP OpCo each quarter principally depends upon the amount of cash such subsidiaries generate from their operations. NEP OpCo may not have sufficient available cash each quarter to continue paying distributions at its current level or at all. If NEP OpCo reduces its per unit distribution, because of reduced operating cash flow, higher expenses, capital requirements or otherwise, NEP will have less cash distributions to its unitholders and would likely be required to reduce its per common unit distribution.

The amount of cash that NEP OpCo can distribute to its limited partners, including NEP, each quarter principally depends upon the amount of cash it generates from its operations, which will fluctuate from quarter to quarter based on, among other things:

•	the amount of power generated from its projects and the amount of natural gas transported in its pipelines, and the prices received therefor;

•	its operating costs;

•	payment of interest and principal amortization, which depends on the amount of its indebtedness and the interest payable thereon;

•	the ability of NEP OpCo’s subsidiaries to distribute cash under their respective financing agreements;

•	the completion of any ongoing construction activities on time and on budget;

•	its capital expenditures; and

•	if NEP OpCo acquires a project prior to its COD, timely completion of future construction projects.

In addition, the amount of cash that NEP OpCo will have available for distribution will depend on other factors, some of which are beyond its control, including, but not limited to:

•	availability of borrowings under its subsidiaries' credit facility to pay distributions;

•	the costs of acquisitions, if any;

•	fluctuations in its working capital needs;

•	timing and collectability of receivables;

•	restrictions on distributions contained in its credit facility and other financing documents;

•	prevailing economic conditions;

•	access to credit or capital markets; and

•	the amount of cash reserves established by NEP OpCo GP, NEP OpCo’s general partner, for the proper conduct of its business.

Because of these factors, NEP OpCo may not have sufficient available cash each quarter to pay its minimum quarterly distribution per common unit or any other amount. Furthermore, the amount of cash that NEP OpCo has available for distribution depends primarily upon its cash flow, including, but not limited to, cash flow from financial reserves and working capital borrowings, and is not solely a function of profitability, which will be affected by non-cash items. As a result, NEP OpCo may be able to make cash distributions during periods when it records net losses and may not be able to make cash distributions during periods when it records net income.

If NEP incurs material tax liabilities, NEP's distributions to its unitholders may be reduced, without any corresponding reduction in the amount of the IDR fee.

The IDR fee is an expense of NEP OpCo that reduces the amount of cash distributions by NEP OpCo to NEP OpCo's unitholders, including NEP. The IDR fee is not reduced for NEP's income tax liabilities. Instead, NEP must use the cash proceeds of any distributions NEP receives from NEP OpCo to satisfy NEP's income tax liabilities. Any such payments of income taxes by NEP will reduce the amount of cash distributions by NEP to its unitholders. As a result, if NEP incurs material income tax liabilities, NEP's distributions to its unitholders may be reduced, without any corresponding reduction in the amount of the IDR fee.

Holders of NEP’s common units may be subject to voting restrictions.

Under NEP’s partnership agreement, limited partners will be allowed to vote for four of the seven members of NEP’s board of directors. Moreover, any person, together with the members of any related group, who beneficially owns 5% or more of the outstanding units will be permitted to vote not more than 5% of such outstanding units in an election or removal of certain directors. Further, if, after giving effect to the 5% limitation, any person, together with the members of any related group, still has the power to cast votes equal to or greater than 10% of the units present and actually voted on any matter (including an election or removal of certain directors), such person will be entitled to direct the voting of only the units held by such person representing not more than 9.99% of the units actually voted on such matter, and any units held by such person equal to 10% or more of such voting power will be voted proportionally with the votes cast by other unitholders on such matter. However, if such person is NEP's general partner or any of its affiliates, the 9.99% limitation on voting power applies only to the election or removal of certain directors.

NEP’s partnership agreement replaces the fiduciary duties that NEP GP and NEP’s directors and officers might have to holders of its common units with contractual standards governing their duties.

NEP’s partnership agreement contains provisions that eliminate the fiduciary standards to which NEP GP or any of NEP’s directors and officers would otherwise be held by state fiduciary duty law and replaces those standards with several different contractual standards.

For example, NEP’s partnership agreement permits NEP’s board of directors to make some decisions in its sole discretion, free of any duties to NEP or its unitholders other than the implied contractual covenant of good faith and fair dealing (which means that a court will enforce the reasonable expectations of the partners where the language of the partnership agreement does not provide for a clear course of action). These provisions entitle NEP’s board of directors to consider only the interests and factors that the board of directors desires and relieves the board of directors of any duty or obligation to give any consideration to any interest of, or factors affecting, NEP, its affiliates or NEP's limited partners.

NEP’s partnership agreement will permit NEP GP and its affiliates to make a number of decisions in its individual capacity, as opposed to in its capacity as NEP's general partner, free of any duties to NEP or its unitholders other than the implied contractual covenant of good faith and fair dealing. These provisions entitle NEP GP and its affiliates to consider only the interests and factors that they desire and relieve them of any duty or obligation to give any consideration to any interest of, or factors affecting, NEP, its affiliates or NEP's limited partners. Examples of decisions that NEP GP and its affiliates may make in their individual capacities include:

•	appointment of three directors of NEP;

•	how to exercise NEP GP’s voting rights with respect to the units it or its affiliates own in NEP OpCo and NEP;

•	whether to exchange NEE Equity’s NEP OpCo common units for NEP's common units or, with the approval of the conflicts committee, to have NEP OpCo redeem NEE Equity’s NEP OpCo common units for cash; and

•
whether to consent to, among other things, NEP’s participation in certain activities or lines of business, the sale of all or substantially all of the assets of NEP, any merger, consolidation or conversion of NEP, dissolution of NEP, or an amendment to NEP OpCo’s partnership agreement.

NEP’s partnership agreement restricts the remedies available to holders of NEP's common units for actions taken by NEP’s directors or NEP GP that might otherwise constitute breaches of fiduciary duties.

NEP’s partnership agreement contains provisions that restrict the remedies available to unitholders for actions taken by NEP’s directors or NEP GP that might otherwise constitute breaches of fiduciary duties under state law. For example, NEP’s partnership agreement provides that:

•
whenever NEP GP or NEP’s board of directors, or any director or any committee of the board of directors of NEP (including, but not limited to, the conflicts committee), makes a determination or takes, or declines to take, any other action in its respective capacity, they are required to act in good faith;

•	NEP GP will not have any liability to NEP or its unitholders for decisions made in its capacity as a general partner so long as such decisions are made in good faith;

•
NEP GP and its officers and directors and the officers and directors of NEP will not be liable for monetary damages to NEP or NEP's limited partners resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining such persons acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

•
NEP GP and its affiliates and NEP’s directors will not be in breach of their obligations under NEP’s partnership agreement (including, but not limited to, any duties to NEP or its unitholders) if a transaction with an affiliate or the resolution of a conflict of interest is:

•	approved by the conflicts committee of NEP’s board of directors, although NEP’s board of directors is not obligated to seek such approval;

•	approved by the vote of a majority of the outstanding common units, excluding any common units owned by NEP GP and its affiliates if the conflict involves NEP GP or any of its affiliates;

•	determined by NEP’s board of directors to be on terms no less favorable to NEP than those generally being provided to or available from unrelated third parties; or

•
determined by NEP’s board of directors to be fair and reasonable to NEP, taking into account the totality of the relationships among the parties involved, including, but not limited to, other transactions that may be particularly favorable or advantageous to NEP.

In connection with a situation involving a transaction with an affiliate or a conflict of interest, any determination by NEP GP or NEP’s board of directors, or the conflicts committee of NEP’s board of directors, must be made in good faith. If an affiliate transaction or the resolution of a conflict of interest is not approved by NEP's unitholders or the conflicts committee and NEP’s board of directors determines that the resolution or course of action taken with respect to the affiliate transaction or conflict of interest satisfies either of the standards set forth in the third and fourth subbullets above, then it will be presumed that, in making its decision, NEP’s board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or NEP challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

Certain of NEP’s actions require the consent of NEP GP.

Under NEP’s partnership agreement, NEP GP's consent is required for certain actions of NEP, in addition to approval by NEP’s board or directors or unitholder approval, as applicable. Because NEP GP is indirectly owned by NEE, NEE can cause NEP GP to exercise certain protective rights.

NEP’s partnership agreement provides that NEP GP may grant or withhold its consent in its sole discretion. To the extent NEP GP withholds its consent, NEP unitholders and NEP’s board of directors will be prevented from taking actions which they may consider beneficial to NEP or its unitholders.

Holders of NEP's common units currently cannot remove NEP GP without NEE’s consent.

The vote of the holders of at least 66 2⁄3% of all outstanding common units and the special voting units voting together as a single class is required to remove NEP's general partner. Further, the vote of the holders of at least a majority of all outstanding common units and the special voting units voting together as a single class is required to name a new general partner of NEP. Given NEP GP and its affiliates current voting power with respect to NEP’s outstanding units, a vote to remove NEP’s general partner would currently require NEE’s consent.

NEE’s interest in NEP GP and the control of NEP GP may be transferred to a third party without unitholder consent.

NEP’s partnership agreement does not restrict the ability of NEE to transfer all or a portion of its ownership interest in NEP GP to a third party. NEP’s partnership agreement also does not restrict the ability of NEP GP to issue equity securities in a public or private transaction. A new owner of all or a portion of an ownership interest in NEP GP could then be in a position to designate its own representatives to NEP’s board of directors.

The IDR fee may be assigned to a third party without unitholder consent.

Under the MSA, NEE, through NEE Management, may assign the IDR fee, or may sell a portion of the affiliate that has the right to receive the IDR fee to an unaffiliated third party, at any time. If NEE, through NEE Management, transfers the right to receive the IDR fee to a third party, NEE, through NEE Management, may not have the same incentive to provide services necessary to carry out NEP's operations and grow NEP's business so as to increase quarterly distributions to unitholders over time as it would if it had retained ownership of the IDR fee.

NEP may issue additional units without unitholder approval, which would dilute unitholder interests.

NEP’s partnership agreement does not limit the number of additional limited partnership interests, including, but not limited to, limited partnership interests that rank senior to the common units, which NEP may issue at any time without the approval of its unitholders. The issuance by NEP of additional common units or other equity securities of equal or senior rank will have the following effects:

•	NEP's existing unitholders’ proportionate ownership interest in NEP will decrease;

•	the amount of cash distributions per common unit may decrease;

•	because the IDR fee is based on a percentage of total available cash, the IDR fee will increase even if the per unit distribution on common units remains the same;

•	the relative voting strength of each previously outstanding unit may be diminished; and

•	the market price of the common units may decline.

Reimbursements and fees owed to NEP GP and its affiliates for services provided to NEP or on NEP's behalf will reduce cash distributions to or from NEP OpCo and from NEP to NEP's unitholders, and the amount and timing of such reimbursements and fees will be determined by NEP GP and there are no limits on the amount that NEP OpCo may be required to pay.

Under NEP OpCo’s partnership agreement, prior to making any distributions on its common units, NEP OpCo will reimburse NEP GP and its affiliates, including, but not limited to, NEE, for out-of-pocket expenses they incur and payments they make on NEP's behalf and for certain payments made under credit support arrangements provided by NEER on behalf of NEP's subsidiaries. NEP OpCo will also pay certain fees and reimbursements under the MSA and the CSCS agreement prior to making any distributions on its common units. The reimbursement of expenses and certain payments made under credit support arrangements and payment of fees, if any, to NEP GP and its affiliates will reduce the amount of available cash NEP OpCo has to pay cash distributions to NEP and the amount that NEP has available to pay distributions to NEP's unitholders. Under NEP OpCo’s partnership agreement, there is no limit on the fees and expense reimbursements NEP OpCo may be required to pay.

Discretion in establishing cash reserves by NEP OpCo GP may reduce the amount of cash distributions to unitholders.

NEP OpCo’s partnership agreement requires its general partner, NEP OpCo GP, to deduct from operating surplus cash reserves that it determines are necessary to fund NEP OpCo’s future operating expenditures. In addition, NEP OpCo's partnership agreement permits its general partner to reduce available cash by establishing cash reserves for the proper conduct of NEP OpCo’s business, to comply with applicable law or agreements to which NEP OpCo is a party or to provide funds for future distributions to partners. These cash reserves will affect the amount of cash distributed by NEP OpCo, which ultimately will affect the amount of cash distributions to NEP's unitholders.

NEP OpCo can borrow money to pay distributions, which would reduce the amount of credit available to operate NEP's business.

NEP OpCo’s partnership agreement allows it to make working capital borrowings to pay distributions to its unitholders. Accordingly, if NEP OpCo has available borrowing capacity, it can make distributions on its common units even though cash generated by its operations may not be sufficient to pay such distributions. Any working capital borrowings by NEP OpCo to make distributions will reduce the amount of working capital borrowings it can make for NEP OpCo’s operations.

Increases in interest rates could adversely impact the price of NEP's common units, NEP's ability to issue equity or incur debt for acquisitions or other purposes and NEP's ability to make cash distributions to its unitholders.

Interest rates on future credit facilities and debt offerings could be higher than current levels, causing NEP's financing costs to increase accordingly. NEP's common unit price is impacted by the level of its cash distributions and implied distribution yield. The distribution yield is used by investors to compare yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates, either positive or negative, may affect the yield requirements of investors who invest in NEP's common units, and a rising interest rate environment could adversely impact the price of NEP's common units, NEP's ability to issue equity or incur debt for acquisitions or other purposes and NEP's ability to make cash distributions to its unitholders.

The price of NEP's common units may fluctuate significantly and unitholders could lose all or part of their investment.

The market price of NEP's common units may fluctuate significantly and can be influenced by many factors, many of which are beyond NEP's control, including, but not limited to:

•	NEP's quarterly distributions;

•	NEP's quarterly or annual earnings or those of other companies in NEP's industry;

•	announcements by NEP or NEP's competitors of significant contracts or acquisitions;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	general economic conditions;

•	the failure of securities analysts to cover NEP's common units or changes in financial estimates by analysts;

•	future sales of NEP's common units;

•	insufficient investor interest in NEP's common units;

•	concentration of ownership of NEP's common units in a relatively small group of investors;

•	operating and unit price performance of companies that investors deem comparable to NEP;

•	any adverse change in the financial condition or results of operations of NEE; and

•	the other factors described in these Risk Factors.

The liability of holders of NEP's common units, which represent limited partnership interests in NEP, may not be limited if a court finds that unitholder action constitutes control of NEP's business.

A general partner of a partnership generally has unlimited liability for the obligations of the partnership except for those contractual obligations of the partnership that are expressly made without recourse to the general partner. NEP is organized under Delaware law and NEP conducts business in a number of other states and in Canada. The limitations on the liability of holders of limited partnership interests for the obligations of a limited partnership have not been clearly established in some of the other states or provinces in which NEP does business. A unitholder could be liable for any and all of NEP's obligations as if the unitholder were a general partner if a court or government agency were to determine that:

•	NEP was conducting business in a state or province but had not complied with that particular state or province’s partnership statute; or

•
the unitholder’s right to act with other unitholders to remove or replace NEP GP, to approve some amendments to NEP's partnership agreement or to take other actions under NEP's partnership agreement constitute “control” of NEP's business.

Unitholders may have liability to repay distributions that were wrongfully distributed to them.

Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Delaware law, NEP may not make a distribution to unitholders if the distribution would cause NEP's liabilities to exceed the fair value of its assets. Delaware law provides that for a period of three years from the date of an impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distributed amount. Transferees of common units are liable both for the obligations of the transferor to make contributions to the partnership that were known to the transferee at the time of transfer and for those obligations that were unknown if the liabilities could have been determined from the partnership agreement. Neither liabilities to partners on account of their partnership interest nor liabilities that are non-recourse to the partnership are counted for purposes of determining whether a distribution is permitted.

Provisions in NEP’s partnership agreement may discourage or delay an acquisition of NEP that NEP unitholders may consider favorable, which could decrease the value of NEP's common units, and could make it more difficult for NEP unitholders to change NEP's board of directors.

NEP’s partnership agreement contains provisions that make it difficult for a third party to acquire NEP without the consent of NEP’s board of directors. For example, NEP's partnership agreement provides that, with respect to annual meetings of limited partners, limited partners cannot nominate persons for election to NEP’s board of directors unless such nominations are included in the proxy statement of NEP in accordance with the proxy access provisions of NEP’s partnership agreement, and the limited partners cannot make any binding proposals of other business to be considered at any annual meeting of limited partners. In addition, limited partners may request a special meeting of limited partners only if the request is made by limited partners holding 20% or more of the units then outstanding and only for the removal of certain directors for cause or NEP's general partner. These provisions may have the effect of limiting the ability of a third party to acquire control of NEP that might involve a premium to the market price of NEP's common units or otherwise be in the unitholders' best interests.

NEP’s board of directors, a majority of which may be affiliated with NEE, decides whether to retain separate counsel, accountants or others to perform services for NEP.

The attorneys, independent accountants and others who perform services for NEP will be selected by NEP’s board of directors, which may be affiliated with NEE, or its conflicts committee and may perform services for NEE or its affiliates. NEP may retain separate counsel for itself or the holders of common units in the event of a conflict of interest between NEE and its affiliates, on the one hand, and NEP or the holders of common units, on the other, depending on the nature of the conflict. NEP does not intend to do so in most cases.

The NYSE does not require a publicly traded limited partnership like NEP to comply with certain of its corporate governance requirements.

NEP's common units are listed on the NYSE. Because NEP is a publicly traded limited partnership, the NYSE does not require NEP to have, and it does not have, a majority of independent directors on NEP’s board of directors or to establish a compensation committee or a nominating and corporate governance committee. Accordingly, unitholders do not have the same protections afforded to certain corporations that are subject to all of the NYSE corporate governance requirements.

Risks Related to the Series A Convertible Preferred Units

Issuance of the Series A convertible preferred units will dilute common unitholders’ ownership in NEP and may decrease the amount of cash available for distribution for each common unit.

NEP has committed to issue $550 million of Series A convertible preferred units on or prior to December 31, 2017 which will result in a dilution of the common units ownership in NEP. Subject to certain limitations, the convertible preferred units are convertible into common units by the holders of such units at any time after June 20, 2019, or under certain circumstances, at NEP’s option after the first anniversary of issuance of the convertible preferred units. If holders of such converted preferred units were to dispose of a substantial portion of these common units in the public market following such a conversion, whether in a single transaction or series of transactions, it could adversely affect the market price for NEP's common units. These sales, or the possibility that these sales may occur, could make it more difficult for NEP to sell NEP's common units in the future.

In addition, the terms of the Series A convertible preferred units will permit NEP, in certain circumstances and subject to certain limitations, to pay the quarterly distributions on the convertible preferred units in the form of additional convertible preferred units (PIK Units). Pursuant to the terms of the convertible preferred units, such quarterly distributions may be paid, at NEP’s option, in (i) PIK Units, (ii) cash, or (iii) or a combination of PIK Units and cash.

Issuance of the Series A convertible preferred units and/or the payment of quarterly distributions on the convertible preferred units in PIK Units will or may have the following effects:

•	an existing unitholder’s proportionate ownership interest in NEP will decrease;

•	the amount of cash available for distribution on each common unit may decrease;

•	the relative voting strength of each previously outstanding common unit will be diminished; and

•	the market price of NEP's common units may decline.

The Series A convertible preferred units will have rights, preferences and privileges that are not held by, and will be preferential to the rights of, holders of the common units.

The convertible preferred units will rank senior to the common units with respect to distribution rights. These preferences could adversely affect the market price of the common units, or could make it more difficult for NEP to sell common units in the future.

NEP’s obligation to pay distributions on the preferred units, or on the common units issued following the conversion of such preferred units, could impact NEP's liquidity and reduce the amount of cash available for working capital, capital expenditures, growth opportunities, acquisitions, and other general partnership purposes. NEP’s obligations to the holders of the convertible preferred units could also limit its ability to obtain additional financing or increase NEP's borrowing costs, which could have an adverse effect on NEP’s financial condition.

Taxation Risks

NEP's future tax liability may be greater than expected if NEP does not generate NOLs sufficient to offset taxable income or if tax authorities challenge certain of NEP's tax positions.

Even though NEP is organized as a limited partnership under state law, it is treated as a corporation for U.S. federal income tax purposes and thus is subject to U.S. federal income tax at regular corporate rates on NEP's net taxable income. NEP expects to generate NOLs and NOL carryforwards that it can use to offset future taxable income. As a result, NEP does not expect to pay meaningful U.S. federal income tax for over 15 years. This estimate is based upon assumptions NEP has made regarding, among other things, NEP OpCo's income, capital expenditures, cash flows, net working capital and cash distributions. Further, the IRS or other tax authorities could challenge one or more tax positions NEP or NEP OpCo takes, such as the classification of assets under the income tax depreciation rules, the characterization of expenses (including, but not limited to, NEP's share of the IDR fee) for income tax purposes, the extent to which sales, use or goods and services tax applies to operations in a particular state or the availability of property tax exemptions with respect to NEP's projects. Further, any change in tax law may affect NEP's tax position, including changes in corporate income tax laws, regulations and policies applicable to NEP. While NEP expects that its NOLs and NOL carryforwards will be available to NEP as a future benefit, in the event that they are not generated as expected, are successfully challenged by the IRS (in a tax audit or otherwise) or are subject to future limitations as described below, NEP's ability to realize these benefits may be limited.

NEP's federal, state or Canadian tax positions may be challenged by the relevant tax authority. The process and costs, including, but not limited to, potential penalties for nonpayment of disputed amounts, of appealing such challenges, administratively or judicially, regardless of the merits, could be material. A reduction in NEP's expected NOLs, a limitation on NEP's ability to use such losses, or other tax attributes, such as tax credits, and future tax audits or a challenge by tax authorities to NEP's tax positions may result in a material increase in NEP's estimated future income taxes or other tax liabilities, which would negatively impact the amount of after-tax cash distributions to NEP's unitholders and its financial condition.

NEP's ability to use NOLs to offset future income may be limited.

NEP's ability to use its NOLs to offset future taxable income could be substantially limited if NEP’s unitholders that own 5% or more of NEP’s outstanding common units, as defined under Internal Revenue Code Section 382, increase their ownership in NEP by more than 50% over a rolling three-year period through, among other things, additional purchases of NEP's common units and certain types of reorganization transactions. Any NOLs that exceed this limitation may be carried forward and used to offset taxable income for the remainder of the carryforward period (i.e., 20 years from the year in which such NOL was generated). Based on NEP’s most recent assessment, NEP does not expect the Section 382 limitation to impact its ability to utilize any of its NOLs to offset future taxable income. However, potential changes in the tax law or in NEP’s projections could impact this assessment.

NEP will not have complete control over NEP's tax decisions.

NEP may be included in the combined or unitary tax returns of NEE or one or more of its subsidiaries for U.S. state or local income tax purposes. NEP is a party to a tax sharing arrangement which determines the share of taxes that NEP will pay to, or receive from, NEE. In addition, by virtue of NEP's inclusion in NEE’s combined or unitary income tax returns if NEP so elects, NEE will effectively control all of NEP's state and local tax decisions in connection with any combined or unitary income tax returns in which NEP is included. NEE will have sole authority to respond to and conduct all tax proceedings (including, but not limited to, tax audits) related to NEP, to file all state and local income tax returns on NEP's behalf, and to determine the amount of NEP's liability to, or entitlement to payment from, NEE in connection with any combined or unitary income tax returns in which NEP is included. This may result in conflicts of interest between NEE and NEP.

A valuation allowance may be required for NEP's deferred tax assets.

NEP's expected NOLs will be reflected as a deferred tax asset as they are generated until used to offset taxable income. Additional valuation allowances may be needed for deferred tax assets that NEP estimates are more likely than not to be unusable, based on available evidence at the time the estimate is made. Valuation allowances related to deferred tax assets can be affected by changes to tax laws, statutory tax rates and future taxable income levels and based on input from NEP's tax advisors or regulatory authorities. In the event that NEP were to determine that it would not be able to realize all or a portion of NEP's net deferred tax assets in the future, NEP would reduce such amounts through a charge to income tax expense in the period in which that determination was made, which could have a material adverse impact on NEP's financial condition and results of operations and NEP's ability to maintain profitability.

Distributions to unitholders may be taxable as dividends.

Even though NEP is organized as a limited partnership under state law, NEP is treated as a corporation for U.S. federal income tax purposes. Accordingly, if NEP makes distributions from current or accumulated earnings and profits as computed for U.S. federal income tax purposes, such distributions will generally be taxable to unitholders as ordinary dividend income for U.S. federal income tax purposes. Distributions paid to non-corporate U.S. unitholders will be subject to U.S. federal income tax at preferential rates, provided that certain holding period and other requirements are satisfied. However, it is difficult to predict whether NEP will generate earnings and profits as computed for U.S. federal income tax purposes in any given tax year, and although NEP expects that a portion of its distributions to unitholders may exceed its current and accumulated earnings and profits as computed for U.S. federal income tax purposes and therefore constitute a non-taxable return of capital distribution to the extent of a unitholder’s basis in its units, this may not occur. In addition, although return-of-capital distributions are generally non-taxable to the extent of a unitholder’s basis in its units, such distributions will reduce the unitholder’s adjusted tax basis in its units, which will result in an increase in the amount of gain (or a decrease in the amount of loss) that will be recognized by the unitholder on a future disposition of NEP's common units, and to the extent any return-of-capital distribution exceeds a unitholder’s basis, such distributions will be treated as gain on the sale or exchange of the units.

Unitholders who are not resident in Canada may be subject to Canadian tax on gains from the sale of common units if NEP’s common units derive more than 50% of their value from Canadian real property at any time.

NEP expects that its common units should not be “taxable Canadian property” for Canadian federal income tax purposes and, consequently, a unitholder who is not resident in Canada should not be subject to Canadian federal income tax on any gain realized from a disposition of a common unit. This is based on NEP’s belief that at all times more than 50% of the value of its common units will not be derived from real property situated in Canada. However, if NEP’s common units were “taxable Canadian property,” a unitholder who is not resident in Canada would be subject to Canadian tax (subject to any exemption under an applicable tax treaty) on any gain realized from a disposition of a common unit that is “taxable Canadian property” of the non-resident at the time of the disposition. Although unitholders should consult their own advisors regarding the application of any tax treaty, many of Canada’s tax treaties, including, but not limited to, the Canada-United States Tax Convention (1980), as amended, do not provide a general exemption from Canadian tax for a gain realized from a disposition of property that derives its value principally from real property situated in Canada.

DEFINITIONS

Acronyms and defined terms used in the text above include the following:

Term	Meaning
BLM	U.S. Bureau of Land Management
Canadian Project Entities	Conestogo Wind, LP, Summerhaven Wind, LP, Varna Wind, LP, Sombra Solar, LP, Moore Solar, LP and Jericho Wind, LP, collectively
CITC	convertible investment tax credit
COD	commercial operation date
Code	U.S. Internal Revenue Code of 1986, as amended
Conestogo	wind project located in Wellington County, Ontario, Canada
CSCS agreement	cash sweep and credit support agreement
Desert Sunlight Investment	NEP's indirect 24% ownership interest in Desert Sunlight
Desert Sunlight	Desert Sunlight Investment Holdings, LLC, which owns a solar generation plant located in Riverside County, California
FCPA	Foreign Corrupt Practices Act of 1977, as amended
FERC	U.S. Federal Energy Regulatory Commission
FIT	Feed-in-Tariff
IESO	Independent Electricity System Operator
IPP	independent power producer
ITC	investment tax credit
management sub-contract	management services subcontract between NEE Management and NEER
Moore	solar project located in Lambton County, Ontario, Canada
MSA	Management Services Agreement among NEP, NEE Management, NEP OpCo and NEP OpCo GP
NEE	NextEra Energy, Inc.
NEECH	NextEra Energy Capital Holdings, Inc.
NEE Equity	NextEra Energy Equity Partners, LP
NEE Management	NextEra Energy Management Partners, LP
NEER	NextEra Energy Resources, LLC
NEER ROFO projects	certain projects owned by NEER in which NEP has a right of first offer should NEER decide to sell them
NEP	NextEra Energy Partners, LP
NEP GP	NextEra Energy Partners GP, Inc.
NEP OpCo	NextEra Energy Operating Partners, LP
NEP OpCo GP	NextEra Energy Operating Partners GP, LLC
NERC	North American Electric Reliability Corporation
NOLs	net operating losses
NYSE	New York Stock Exchange
O&M	operations and maintenance
Pemex	Petróleos Mexicanos
PPA	power purchase agreement, which could include contracts under a FIT or RESOP
PTC	production tax credit
renewable energy project entities	U.S. Project Entities together with the Canadian Project Entities
RESOP	Renewable Energy Standard Offer Program
RPS	renewable portfolio standards
Sombra	solar project located in Lambton County, Ontario, Canada
Texas pipelines	natural gas pipeline assets located in Texas
Texas pipeline entities	the subsidiaries of NEP that directly own the Texas pipelines
U.S.	United States of America
U.S. Project Entities	U.S. Wind Project Entities together with the U.S. Solar Project Entities and the Desert Sunlight Investment
U.S. Solar Project Entities	Genesis Solar LLC, Shafter Solar, LLC, Adelanto Solar, LLC, Adelanto Solar II, LLC and McCoy Solar, LLC, each of which is a limited liability company formed under the laws of the State of Delaware
U.S. Wind Project Entities
Elk City Wind, LLC, Northern Colorado Wind Energy, LLC, Perrin Ranch Wind, LLC, Tuscola Bay Wind, LLC, Palo Duro Wind Energy, LLC, FPL Energy Vansycle L.L.C. (Stateline), Ashtabula Wind III, LLC, Baldwin Wind, LLC, Mammoth Plains Wind Project, LLC, Seiling Wind, LLC, Seiling Wind II, LLC, Golden Hills Wind, LLC, Cedar Bluff Wind, LLC and Golden West Wind, LLC each of which is a limited liability company formed under the laws of the State of Delaware